As filed with the Securities and Exchange Commission on February 12, 2001
                                                   Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           (Amendment No. ___________)

                               View Systems, Inc.
        (Exact Name of Small Business Issuer as Specified in its Charter)

          Florida                                    5045                             59-2928366
(State or other jurisdiction             (Primary Standard Industrial              (I.R.S. Employer
of incorporation or organization)         Classification Code Number)            Identification Number)

                      President and Chief Executive Officer
                        925 West Kenyon Avenue, Suite 15
                            Englewood, Colorado 80110
                                  (303)783-9153
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             -----------------------

                                  Gunther Than
                            9693 Gerwig Lane, Suite O
                            Columbia, Maryland 21046
                                  (410)290-5919
            (Name, Address and Telephone Number of Agent For Service)
                                               --------------------
         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         Calculation of Registration Fee


Title and Par Value of each class of        Amount to be       Proposed        Proposed          Amount of
securities to be registered (Maximum)        Registered1        maximum         maximum         Registration
                                                               aggregate     offering price         Fee
                                                                offering
                                                             price per share2

Common Stock, Par Value $.001                 3,543,000           $.56         $1,984,080.00       $496.02


1 If there is a stock split, stock dividend or similar transaction involving our Common Stock, in order to prevent dilution, the number of shares registered hereunder will automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

2 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g).

The registrant hereby amends this registration statement as may be necessary to delay its effective date until we shall file another amendment which specifically states that this registration statement shall become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8 (a) may determine.

                                   PROSPECTUS

--------------------------------------------------------------------------------
                              SUBJECT TO COMPLETION
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------


                               VIEW SYSTEMS, INC.
                              a Florida corporation

                3,543,000 shares of common stock, par value $.001
                              ---------------------


      Trading Symbol             This prospectus  covers 3,543,000 shares of our
          on the                 common  stock  for  sale   by  certain  selling
  NASDAQ Over-The-Counter        stockholders of which 943,000 shares  are owned
      Bulletin Board is          by  stockholders,  2,000,000  shares  will   be
         "VYST"                  acquired  from us in a private sale  after  the
                                 effective date of  the  registration  statement
                                 of which this prospectus  is a part at a  price
                                 of $.40  per  share,  and 600,000  shares  will
                                 be  acquired  by  warrant  holders  at exercise
                                 prices of $1.00 per  share for  500,000  shares
 The last reported sale price and $1.25 per share for 100,000 shares. We will for our common stock as of not receive any proceeds from the sales by February 5, 2001 was $.56. the selling stockholders; however, we will receive the proceeds from the 2,000,000 shares to be sold in the private sale and from the exercise of the 600,000 warrants. The selling stockholders are identified in this prospectus.



              Investing in the common stock involves a high degree
                    of risk. See "Risk Factors" beginning on page 2.

                                -----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------

                       Prospectus dated February ___, 2001

         We have not authorized any dealer, salesperson or other person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained in this prospectus and, if given or made, you should not rely on such unauthorized information or representations. Neither we nor the selling stockholders are making an offer to sell or a solicitation of any offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.


                                TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUMMARY                                                            1

RISK FACTORS                                                                  2

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS                        10

USE OF PROCEEDS                                                              10

SELLING STOCKHOLDERS                                                         11

PLAN OF DISTRIBUTION                                                         12

LEGAL PROCEEDINGS                                                            13

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS                 14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT               16

DESCRIPTION OF SECURITIES                                                    17

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY                                                 18

DESCRIPTION OF OUR BUSINESS                                                  18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION                    25

DESCRIPTION OF PROPERTY                                                      32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AND RELATED STOCKHOLDER MATTERS                                              32

EXECUTIVE COMPENSATION                                                       33

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE                                                     34

AVAILABLE INFORMATION                                                        35

ADDITIONAL INFORMATION                                                       35

                               PROSPECTUS SUMMARY

         This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated in this prospectus by reference. As this is a summary, it may not contain all information that is important to you.

Our Company

         We develop, produce and market digital video systems and products used for security and surveillance. We also have a business line of an acquired company, Eastern Tech Manufacturing Corp. ("ETMC"), which provides contract electronic component assembly services and which we are also utilizing in the manufacture of our products.

         We have executive offices at 925 West Kenyon Avenue, Suite 15, Englewood, Colorado 80110 and engineering and production facilities at 9693 Gerwig Lane, Suite O, Columbia, Maryland 21045 and our telephone number is
(303)783-9153. Our World Wide Web address is www.viewsystems.com. A copy of this prospectus may be accessed from our website. Other information on our website does not constitute part of this prospectus.

The Offering

         The selling stockholders are offering 3,543,000 shares of common stock. The 3,543,000 shares of common stock include 943,000 shares owned by the selling stockholders, 2,000,000 shares to be acquired in a private purchase after the effective date of the registration statement of which this prospectus is a part, and 600,000 shares to be acquired by other selling stockholders upon the exercise of their warrants. After the offering we will have 13,848,620 shares outstanding.

         There are 11,248,620 shares of common stock outstanding as of the date of this prospectus. This excludes 506,800 shares of common stock subject to outstanding employee stock options and 2,700,000 shares subject to outstanding warrants.

         As used in this prospectus, the terms "we," "us," "our," and "View Systems" means View Systems, Inc., and the term "common stock" means our common stock, par value $.001 per share.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors before investing in our common stock.

Risks Relating to Our Business

We have a limited operating history with our products and we may experience difficulties in development, assembly and production of our products.

         We may not be able to successfully develop all of our products because of their complex engineering, assemble them because of our lack of experience or profitably make them because of our inability to buy components at discounted prices.

         It will be difficult for our engineers to develop WebViewTM, CareviewTM and ViewStorageTM so they can be marketed and provide enhancements and upgrades that we anticipate will be needed for PlateViewTM and SecureViewTM (see "Description of Business -- Our Products"). New products and enhancements and upgrades for our existing products require the design of complex electronic circuitry and the development of long and complex software code instruction sets to power our computer hardware. Our engineers may discover tha they can not economically design the new products we have conceived in our business plan or make enhancements and upgrades to our products in response to problems discovered from field installations, technological advances in competing products or components, or new functionality required by the marketplace. In that event, we may be forced to abandon products that are currently in our business plan, either because they are no longer feasible or would not be profitable to manufacture and sell.

         To produce our products, we must successfully convert our subsidiary ETMC's manufacturing capacity to production of our products. When we bought it, ETMC was in the business of electronic component assembly, typically assembly of cables, computer circuits and wire harnesses. Production of our products requires that we implement new manufacturing processes that assure the quality required by our industry. Because it is difficult to develop, implement and maintain these required types of manufacturing processes, there is no assurance that we will be able to do that.

         To profitably produce our products, we must obtain components assembled into our products at prices that are discounted by our suppliers because of large quantity orders and there is no assurance we will be able to do that. We do not have sufficient sales of our products to justify large quantity component orders and there is no assurance that we will achieve these sales.

We have experienced development stage losses.

         We commenced operations in September 1998. Although our company was incorporated in 1989, we remained a shell company until the fall of 1998. We had operating losses of $3,670,896 for the year ended December 31, 1999, and $1,179,373 for the nine months ended September 30, 2000, and we expect these losses to continue for the foreseeable future.

         Sales of our products have been limited since we commenced operations. As a result of the expenses we have incurred for research and development, marketing, and hiring and retaining key personnel, our expenses have greatly exceeded our revenues. For the foreseeable future, we expect these losses to continue.

         Most of our revenues to date have been produced from sales of contract electronic assembly services. However, we can not achieve profitability with this service revenue. Our profitability is dependent on our ability to increase sales of our security and surveillance products. In order to increase such sales, we will need to significantly increase our spending on items such as:

         o development of enhancements and upgrades to our existing SecureView(TM) line of products;
         o research for new products; o marketing and business development expenses; and
         o employment related expenses for the hiring and retention of key personnel.

         If these expenses do not help us generate increased sales of our security and surveillance products, we will not become profitable and we will be forced to reevaluate our business plan.

Our capital is limited and we will need additional financing to implement our business plan and continue operations.

         We require substantial working capital to fund our business. We expect that additional funds will be necessary for our company to implement our business plan. We have developed a business plan to grow our company that assumes that we will have additional capital available to us. Our business model encompasses:

         o   the engagement of additional marketing and sales personnel;
         o   product development;
         o   software development; and
         o   the acquisition of laboratory and testing equipment.

Our ability to continue operations will depend on our positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing. We anticipate that we will require approximately $3,000,000 for the fiscal year 2001 to implement fully our business plan and growth strategy.

         We will seek to obtain additional funds through sales of equity and/or debt, or other external financing in order to fund our current operations and to achieve our business plan. If we are unable to obtain financing in the amounts desired and on acceptable terms, or at all, we may be required to reduce significantly the scope of our presently anticipated expenditures, which could have a material adverse effect on our growth prospects and the market price of our common stock. If we raise additional funds by issuing equity securities, our stockholders will be further diluted.

The successful operation of our business depends upon the supply of hardware and software from third parties.

         Our operations depend on a number of third parties for hardware and software components. We have limited control over these third parties. We assemble our systems by combining commercially available hardware and software together with our proprietary software. We license software components that are integrated into our proprietary software and installed on our systems. We have license agreements for compression software components, facial recognition and database search software components and optical character recognition software components. Any breaches of these agreements by such third parties, or any errors, failures, interruptions, or delays experienced in connection with these third party technologies could negatively impact our relationship with users and adversely affect our brand and our business, and could expose us to liabilities to third parties.

Our services and reputation may be adversely affected by product defects or inadequate performance.

         We believe that we offer state-of-the art products that are reliable and competitively priced. In the event that our products do not perform to specifications or are defective in any way, our reputation may be materially adversely affected and we may suffer a loss of business and a corresponding loss in revenues.

We may face risks associated with potential acquisitions, investments, strategic partnerships or other ventures, including whether such transactions can be located, completed and the other party integrated with our business on favorable terms.

         As part of our long-term growth strategy, we may seek to acquire or make investments in complementary businesses, technologies, services or products or enter into strategic relationships with parties who can provide access to those assets, if appropriate opportunities arise. From time to time, we may enter into discussions and negotiations with companies regarding our acquiring, investing in, or partnering with their businesses, products, services or technologies. We may not identify suitable acquisition, investment or strategic partnership candidates, or if we do identify suitable candidates, we may not complete those transactions on commercially acceptable terms or at all. Acquisitions often involve a number of special risks, including the following:

         o we may experience difficulty integrating acquired operations, products, services and personnel;
         o   the acquisition may disrupt our ongoing business;
         o we may not be able to successfully incorporate acquired technology and rights into our service offerings and maintain uniform standards, controls, procedures, and policies;
         o we may not be able to retain the key personnel of the acquired company;
         o the businesses we acquire may fail to achieve the revenues and earnings we anticipated; and
         o we may ultimately be liable for contingent and other liabilities, not previously disclosed to us, of the companies that we acquire.

         We may not successfully overcome problems encountered in connection with potential future acquisitions. In addition, an acquisition could materially adversely affect our operating results by:

         o   diluting your ownership interest;
         o   causing us to incur  additional  debt; and
         o forcing us to amortize expenses related to goodwill and other intangible assets.

         Any of these factors could have a material adverse effect on our business. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions.

There are certain provisions of our Articles of Incorporation and Bylaws that could have anti-takeover effects.

         Certain provisions of our Articles of Incorporation, as amended, and our bylaws could make more difficult our acquisition by means of a tender offer, a proxy contest or otherwise and the removal of our incumbent officers and directors. Our Articles of Incorporation and bylaws do not provide for cumulative voting in the election of directors. Our bylaws permit the board of directors to implement staggered terms for board members.

         Our Articles of Incorporation exempt us from the Florida statutes governing control-share acquisitions. Generally, under the statute, a person intending to acquire 20% or more of our shares must give us notice of such intent and request approval of the acquisition by our board of directors. If the board of directors fails to approve the acquisition then such persons may request a meeting of the stockholders at which stockholders will be given an opportunity to vote on whether such shares will be accorded full voting rights. Refusal by the stockholders to accord full voting rights would result in the proposed acquirer obtaining shares that could not be voted on any matters to come before the stockholders. Certain acquisitions are exempt from the effects of the statute, such as mergers, business combinations or other acquisitions that have been approved by the board of directors, as well as acquisitions of shares issued by us in our original offering or in subsequent offerings approved by the board.

Our success is dependent upon the protection of our intellectual property.

         Certain features of our products and documentation are proprietary and we rely on a combination of contract, copyright, trademark and trade secret laws and other measures to protect our proprietary information. Our technology could fall into our competitors' hands. We rely on keeping our technology secret from our competitors. We do not have any patents for our product designs or innovations. Further, we have not applied for copyright protection for our computer schematic designs or software source code. At the same time, we have entered into and expect to enter into business arrangements where we share our proprietary technology with business partners and employees. These arrangements are necessary to develop and sell our products. We require that these parties sign agreements that they will keep our proprietary technology confidential. There can be no assurance that these parties will honor their contractual commitments.

         As part of our confidentiality procedures, we generally enter into confidentiality and invention assignment agreements with our employees and consultants and mutual non-disclosure agreements with our manufacturing representatives, dealers and systems integrators. We also limit access to and distribution of our software, documentation and other proprietary information. We cannot offer assurances that the steps we have taken will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions we have taken, it might be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization.

         We may have to chose other trade identifiers for our products, resulting in a loss of investment in these trade identifiers. We have not yet applied for federal trademark protection for the trademarks associated with our products, such as SecureView(TM), CareView(TM), WebView(TM) and ViewStorage(TM). We may not be able to register these trademarks with the US Patent and Trademark Office or we may be forced to abandon these trademarks because other persons have established proprietary rights in them.

         We also rely on a variety of technologies that we license from third parties. We cannot make any assurances that these third-party technology licenses will continue to be available to the company on commercially reasonable terms. Our inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary technology enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially adversely affect our business, results of operations and financial condition.

Intellectual property infringement claims would harm our business.

         Although we do not believe that we are infringing the intellectual property rights of others, claims of infringement are becoming increasingly common as the software industry develops and legal protections, including patents, are applied to software products. Litigation may be necessary to protect our proprietary technology, and third parties may assert infringement claims against us with respect to their proprietary rights. Any future claims or litigation can be time-consuming and expensive regardless of their merit. Infringement claims against us can cause product release delays, require us to redesign our products or require us to enter into royalty or license agreements, which agreements may not be available on terms acceptable to us or at all. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, results of operations and financial condition.

Gunther Than's services are critical to the success of our company and if he were to leave View Systems, it would have a detrimental effect on our company.

         We believe that the management and other experience of Gunther Than, our President and Chief Executive Officer, is critical to our success and the loss of his services would have a detrimental impact on our business. Although Mr. Than has signed an employment agreement with us, this agreement may be terminated by Mr. Than on not less than 60 days notice, subject to a one year covenant not to materially compete with us. Our success will also depend on our ability to hire and retain other qualified management, including trained and competent research and technical, marketing and sales personnel.

We may not be able to keep up with market demands for product design and development.

         The market for our products is characterized by ongoing technological development and evolving industry standards. Our success will depend upon our ability to enhance our current products and to introduce new products that address technological and market developments and satisfy the increasingly sophisticated needs of customers. For instance, we initially released our SecureView-4 into the market in July 1999. We cannot offer any assurances that we will be successful in developing, marketing and selling sufficient volumes of our SecureView-4 or developing and marketing on a timely basis any other fully functional product enhancements or new products that respond to the technological advances by others. There also can be no assurance that our new products will gain satisfactory market acceptance.

We may be subject to product liability claims.

         If an intrusion or other event that our products are designed to detect occurs in a setting where our products have been installed, we may be subject to a claim that an error or omission on our part contributed to the damages resulting from such event, which damages could be substantial. Such a claim could be made whether or not our product performed properly under the circumstances. We carry product liability insurance which management believes is adequate; however, a product liability judgment or settlement in excess of available insurance proceeds could have a material adverse effect on our financial condition and results of operations and any adverse claim or settlement could have an adverse effect on the availability and cost to us of product liability insurance.

Our failure to expand into international markets could harm our business.

         In order to compete in our industry, we intend to continue to expand our operations outside of the United States and enter additional international markets, primarily through the establishment of additional reseller arrangements. We expect to commit additional time and development resources to customizing our products and services for selected international markets and to developing international sales and support channels. We cannot assure that such efforts will be successful.

         We face certain difficulties and risks inherent in doing business internationally, including, but not limited to:

         o costs of customizing products and services for international markets;
         o      dependence on independent resellers;
         o      multiple and conflicting regulations;
         o      exchange controls;
         o      longer payment cycles;
         o      unexpected changes in regulatory requirements;
         o      import and export restrictions and tariffs;
         o      difficulties in staffing and managing international operations;
         o      greater difficulty or delay in accounts receivable collection;
         o      potentially adverse tax consequences;
         o the burden of complying with a variety of laws outside the United States;
         o the impact of possible recessionary environments in economies outside the United States; and
         o      political and economic instability.

         Our successful expansion into certain countries will require additional modification of our products, particularly national language support. Our current export sales are denominated in United States dollars and we currently expect to continue this practice as we expand internationally. To the extent that international sales continue to be denominated in U.S. dollars, an increase in the value of the United States dollar relative to other currencies could make our products and services more expensive and, therefore, potentially less competitive in international markets. To the extent that future international sales are denominated in foreign currency, our operating results will be subject to risks associated with foreign currency fluctuation. We would consider entering into forward exchange contracts or otherwise engaging in hedging activities. To date, as all export sales are denominated in U.S. dollars, we have not entered into any such contracts or engaged in any such activities. As we increase our international sales, seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world may affect our total revenues.

Risks Relating to Our Industry

Because we are subject to intense competition, primarily from larger more established companies, we may not have the financial resources to increase our market share.

         The market for video surveillance and identification products is very competitive and subject to rapid technological advances and the frequent introduction of new and enhanced products. The industry in which we operate has become even more competitive over the last several years as security issues and concerns have become a primary consideration worldwide. With respect to close circuit television (CCTV) system components and access control systems, there are numerous companies that market directly or through distributors such equipment to both retail and non-retail customers. We compete in marketing our systems and products principally on the basis of product performance, multiple technologies, service and price.

         To compete successfully, we must continue to design, develop, manufacture and sell new and enhanced products that will respond to customer requirements and allow us to capture market share from our competitors. We expect the intensity of competition to continue to put pressure on our engineering research and development departments as existing competitors enhance and expand their products. Any failure of our engineering department to keep pace with technological advances could adversely affect our ability to capture market share. Increased competition also may result in price reductions or reduced gross margins as more companies compete with one another by lowering prices. We must be able to keep our production costs low relative to our competition.

         Many of our competitors have advantages including established positions, brand name recognition, greater assets, personnel, sales and financial resources and established distribution networks. These larger more established competitors include Polaroid Corporation, Loronix Information Systems, Sensormatic Corporation and NICE Systems, Ltd. The distribution networks of these larger more established competitors gives them an advantage in achieving higher sales volumes. If they can achieve higher sales volumes, they can spread their costs over larger numbers of units, thereby reducing their per unit production costs and increasing their profitability.

         Competitors with greater financial resources may be able to offer lower prices or other incentives that we cannot match or offer. Some of our competitors produce a more comprehensive product line that may give them an advantage in selling products competitive to ours. We cannot be certain that we will be able to compete successfully against existing or other competition in the future.

Our inability to keep up with technological changes in our industry and identify emerging markets may render our products obsolete.

         The industry in which we operate is characterized by unpredictable and rapid technological changes and evolving industry standards. We will be substantially dependent on our ability to identify emerging markets and develop products that satisfy such markets. We cannot assure that we will be able to accurately identify emerging markets or that any products we have or will develop will not be rendered obsolete as a result of technological developments. We believe that competition in our business will intensify as technological advances in the field are made and become more widely known. Many companies with substantially greater resources than ours are engaged in the development of products similar to those we sell. Commercial availability of such products could render our products obsolete, which would have a material adverse effect on our company.

We may be subject to increased government regulation.

         We are not subject to government regulation in the manufacture and sale of our products or in the components in our products. However, our resellers and end users will be subject to numerous federal, state, local and foreign regulations that stem from proposed activities in surveillance. Security and surveillance systems, including cameras, raise privacy issues. Our products involve both video and audio. The regulations regarding the recordation and storage of this data are uncertain and evolving. For example, under the Federal wiretapping statute, the audio portion of our surveillance systems may not record people's conversations without their consent. Further, there are state and federal laws associated with recording video in non-public places. Shipments of our products internationally may be regulated as to certain countries that raise national security concerns. All of these regulations may be amended in response to new scientific evidence or political or economic considerations. Any significant change in regulations could adversely affect demand for our products in regulated markets.

Risks Relating to our Common Stock and the Offering

Our stock price has been and may continue to be very volatile.

         The market price of the shares of our common stock has been, and is likely to be, highly volatile and could be subject to wide fluctuations in response to factors such as:

         o      actual or anticipated variations in our results of operations;
         o announcements of new products or technological innovations by us or our competitors; and
         o      general   conditions   in  the  digital   imaging  and  computer
                industries.

         Further, the stock markets have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations may significantly and negatively affect the market price of our common stock.

We have issued options and warrants that could have a dilutive effect on our stockholders.

         We have issued numerous options and warrants to acquire our common stock that, upon exercise, could have a dilutive effect on our stockholders. As of January 23, 2001, we had issued options to purchase 506,800 shares of our common stock, exercisable at prices ranging from $.01 to $2.07 per share, with a weighted average exercise price of approximately $1.56 per share and warrants to purchase 2,700,000 shares of our common stock, exercisable at prices ranging from $.50 to $2.25 per share with a weighted average exercise price of approximately $.675 per share. The increase in the outstanding shares of our common stock as a result of the exercise of the options and warrants could result in a significant decrease in the percentage ownership of our common stock by the purchasers of our common stock.


Since we are subject to the penny stock rules, we are subject to extensive government regulation, which makes it more difficult and expensive to raise necessary capital and could impact the market for the shares.

         Our common stock is subject to the "penny stock" rules. As long as the price of our shares remains below $5.00 and we are unable to obtain a listing of our stock on the NASDAQ System or other national stock exchange, we will be subject to the "penny stock" rules. In general, the penny stock rules impose requirements on securities brokers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000 together with their spouse), which tend to reduce the level of trading activity in a stock. Among other things, these rules require that securities brokers:

         o make a special suitability determination before recommending a penny stock;
         o      deliver a risk disclosure document prior to purchase;
         o disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market; and
         o provide customers with monthly statements containing recent price information.

Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability to sell our common stock in the secondary market.

In addition, we may decide to register additonal shares of common stock under the Securities Act after the closing of this offering for use by us as consideration for future acquisitions. If we decide, upon registration and issuance, these shares generally will be freely tradable, unless the resale thereof is contractually restricted or unless the holders thereof are subject to the restrictions on resale provided under the Securiies Act.

Future sales of our common stock in the public market may depress our stock price and could limit our ability to raise capital.

         The introduction of the shares offered under this prospectus into the public market market could be sold in limited amounts and with certain restrictions in the public market pursuant to Rule 144 under the Securities Act. If the Stockholders sell then in the public market, it could depress the price of our stock. Such sales, or even the potential for such sales, could also effect our ability to raise capital through the sale of equity securities.

The market for our company's securities is limited and may not provide adequate liquidity.

         Our common stock is currently traded on the Over-The-Counter Bulletin Board (the "OTCBB"). As of February 6, 2001, reports that there are 16 active market makers of our common stock. In order to trade shares of our common stock, you must use one of these 16 market makers, unless you trade your shares in a private transaction. The average daily trading volume, as reported by the OTCBB as of February 6, 2001 over the last year was 51,944 shares. However, in the 120 days prior to February 6, 2001, the actual trading volume ranged from a low of 200 shares of common stock to a high of 160,400 shares of common stock. This low trading volume means there is limited liquidity in our shares of common stock which result in a limited trading market for our common stock. In addition, the price of our common stock as traded on the OTCBB is extremely volatile. During the 120 days prior to February 6, 2001, the price difference between the daily low and high price of our common stock as traded on the OTCBB ranged from a low of $.375 per share to a high of $.875 per share. The variance in our share price occurring on a daily basis makes it extremely difficult to forecast with any certainty the stock price at which you may might be able to buy or sell your shares of our common stock.

              CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements under the federal securities laws. We caution you to be aware of the speculative nature of "forward-looking statements". We intend to identify forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our good faith beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve known and unknown risks, uncertainties and assumptions that could cause actual future results to differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section of this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. In making these cautionary statements, we are not committed to addressing or updating each factor in future filings or communications regarding our business or results, or addressing how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications.

                                 USE OF PROCEEDS

         We are registering the shares for the benefit of the selling stockholders and they will sell the shares from time to time under this prospectus. We will receive $800,000 in proceeds from the sale of units to Mid-West First National, Inc. and Pacific First National, Corp. after the registration statement of which this prospectus is a part of is declared effective. We may also receive up to $625,000 in proceeds from the sale of warrants to purchase 500,000 shares at $1.00 per share held by Columbia Financial Group, LLC and warrants to purchase 100,000 shares at $1.25 per share held by Magnum Financial Group, LLC (see "Selling Stockholders" below). The selling stockholders are not obligated to exercise their warrants, and there can be no assurance that they will exercise all or any of them. We intend to use the proceeds to be received by us for working capital, which may include payment of salaries, rent, research and development, purchase of inventory and marketing expenses. We will pay all the costs of this offering, with the exception of the costs incurred by the Selling Stockholders for their legal counsel and the costs they may incur for brokerage commissions on the sale of their shares.

                              SELLING STOCKHOLDERS

         In July, 2000, we entered into a consulting agreement with Magnum Financial Group, LLC pursuant to which we agree to pay $5,000 per month for six months, 25,000 shares of common stock and warrants to purchase an additional 200,000 shares at exercise prices of $1.25 for 100,000 shares, $1.75 for 50,000 shares and $2.25 for 50,000 shares in exchange for investor and public relations services. We also agreed to register for resale at our expense the shares of common stock underlying the warrants. This prospectus covers 100,000 of such shares

         In September, 2000, we entered into a consulting agreement with Columbia Financial Group, LLC in which we agreed to issue 500,000 shares of common stock and warrants to purchase an additional 500,000 shares at an exercise price of $1.00 per share in exchange for investor and public relation services. We agreed to register at our expense for resale the shares of common stock underlying the warrants. This prospectus covers 500,000 shares underlying the warrants upon exercise.

         In October, 2000 we entered into a consulting agreement with John Clayton in which we agreed to issue 500,000 shares of common stock to him in consideration for certain business consulting and corporate development services. The consulting agreement continues until terminated by either party upon 30 days written notice. This prospectus covers all of such shares.

         In  December,  2000,  we  agreed  to sell to  each  of  Mid-West  First
National, Inc. and Pacific First National Corp. in a private placement, 1,000,000 Units at a price of $.40 per Unit or $400,000 from each. Each Unit consists of one share of common stock and a five year warrant to purchase an additional share of common stock at an exercise price of $.50 per share. The closings of these sales are to occur within ten days after a registration statement filed by us with the SEC which includes the shares becomes effective. In connection with the sale of the shares, the purchasers agreed to provide certain financial consulting services and we agreed to grant them certain rights of first refusal with respect to future public offerings. This prospectus covers the 1,000,000 shares to be acquired by each of the purchasers.

         In addition to the shares described above, this prospectus covers certain additional shares acquired by other stockholders in private placements to which we agreed to register for resale at our expense. The shares were acquired in the period from October to December, 2000 at prices per share ranging from $.25 to $.50.

         The table below lists all of the above described Selling Stockholders none of which have any material relationship with us.


                                                             Common Stock                            Common Stock
                                                       Beneficially Owned Prior                Beneficially Owned After
                                                             to Offering(1)                           Offering(1)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                      Number of Shares
                                                                                      Being
 Name of Selling Stockholder                           Shares          Percent        Registered         Shares      Percent

 Columbia Financial Group, LLC                          500,000        4.2%            500,000                0         *
 Magnum Financial Group, LLC                            213,780        1.8%            100,000          113,780         *
 Mid-West First National, Inc.                        2,000,000       15.0%          1,000,000        1,000,000       7.2%
 Pacific First National, Corp.                        2,000,000       15.0%          1,000,000        1,000,000       7.2%
 John Clayton                                           500,000        4.2%            500,000                0         *
 Gary Klamrowski                                        110,000          *              80,000           20,000         *
 Bruce Lesniak                                          116,000        1.0%             80,000           36,000         *
 Marlin Schul                                            20,000          *              20,000                0         *
 Kenneth Rome                                            40,000          *              40,000                0         *
 Dr. M. Brandenburg                                      15,000          *              15,000                0         *
 Dr. Edwin Eppler                                        10,000          *              10,000                0         *
 Adel Yaacoub                                            40,000          *              40,000                0         *
 Jack Goris                                              20,000          *              20,000                0         *
 Trudy Freeman                                           38,000          *              38,000                0         *


------------------------------
   * Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.

   (1) Shares beneficially owned include all shares underlying warrants that the Selling Stockholder has a right to acquire within 60 days of the date of this prospectus.

                              PLAN OF DISTRIBUTION

         This  prospectus   relates  to  the  offer  and  sale  by  the  Selling
Stockholders of up to 3,543,000 shares of common stock par value $.001 per share, assuming the exercise of their warrants.

         The shares covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the shares being offered hereby on the Over-The-Counter Bulletin Board, or otherwise, at prices and under terms then prevailing, at prices related to the then current market price, or at negotiated prices. Registration of the shares does not necessarily mean that any of the shares will be offered by the Selling Stockholders.

         Shares may be sold by one or more of the following means of distribution:

o block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

o    over-the-counter distributions in accordance with the rules of the NASD;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

o    privately negotiated transactions.

         The Selling Stockholders and any persons who participate in the sale of the securities offered in this registration statement may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions paid or discounts or concessions allowed to any person and any profits received on resale of the securities offered may be deemed to be underwriting compensation under the Securities Act.

         We will not receive any of the proceeds from the sale of shares by the Selling Stockholder. We will bear all expenses of the offering, except that the Selling Stockholders will pay all underwriting commissions, brokerage fees and transfer taxes as well as fees of their counsel.

         In effecting sales, brokers, dealers or agents engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.

         In order to comply with the securities laws of certain states, the shares must be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and has been complied with.

         The rules and regulations in Regulation M under the Exchange Act provide that during the period that any person is engaged in the distribution (as defined therein) of our common stock, such person generally may not purchase shares of our common stock. The Selling Stockholders are subject to such regulation which may limit the timing of its purchases and sales of shares of our common stock.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                               LEGAL PROCEEDINGS

         We are not a party to any pending legal proceedings that would have a material effect on our operations.

                    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
                               AND CONTROL PERSONS

         Our directors, executive officers and key employees, their respective ages and positions, and biographical information on them is set forth below.


Name                    Age    Position Held
----                    ---    -------------

Gunther Than             53    President, CEO and Director since September 1998

Dr. Martin Maassen       56    Director since May, 1999; Chairman of  the  Board
                               since April 2000

Dr. Michael L. Bagnoli   42    Director  since  May  1999,  Secretary since July
                               2000

Bruce Lesniak            41    Senior  Vice  President  of Corporate Development
                               since March 1999

David Bruggeman          56    Vice President of Engineering since February 1999


         All directors hold office until the next annual stockholders meeting or until their death, resignation, retirement or until their successors have been elected and qualified. Vacancies in the existing board are filled by a majority vote of the remaining directors.

         Our executive officers are chosen by our Board of Directors and serve at its discretion. There are no existing family relationships between or among any of our directors or executive officers. Messers. Lesniak and Bruggeman are not an or executive officer.

         Gunther Than, President, Director and CEO

         Gunther Than has served as our President and Chief Executive Officer since September 1998. He also served as Chairman of the Board from September 1998 to April 2000, and as a director since April 2000. From 1994 - 1998, Mr. Than was the founder, President and CEO of RealView Systems, Inc. and View Technologies, Inc., software developers. Mr. Than continues as President, CEO and director of View Technologies, Inc. Prior to founding RealView Systems, Inc., Mr. Than held a variety of executive business management positions. Mr. Than is a graduate of the University of Wisconsin, with a dual degree in engineering physics and applied mathematics.

         Bruce E. Lesniak, Senior Vice President of Corporate Development

         Mr. Lesniak is an independent consultent who has been designated our Senior Vice President of Corporate Development since March 1999. In this capacity, Mr. Lesniak heads our corporate development, sales and marketing departments. For 14 years prior thereto, he was employed by ADT Security Services, the largest security system integrator in the U.S. and was its National Director of Business Development from 1997 to 1999. Mr. Lesniak received an undergraduate degree from Illinois State University.

         David C. Bruggeman, Vice President of Engineering

         Mr. Bruggeman joined us as Vice President of Engineering in February 1999, in connection with our acquisition of Xyros Systems, Inc. Mr. Bruggeman manages our engineering department and is responsible for design and product development. Mr. Bruggeman has been designing in the computer industry for over 37 years, with an emphasis on video and audio products in the past ten years. He was a founder of Xyros and its Vice President Operations from 1997 through 1999. Prior thereto, he was Vice President, Product Management Systems of Excellence, Inc., a publicly held video teleconferencing company, where he managed technical hardware and software design and product support. From 1994 to 1995, Mr. Bruggeman was Director of Project Management and Advanced Programs for MELA Associates, Inc., a privately held government contractor, where he directed the activities of a major U.S. Department of Defense program.

         Martin Maassen, M.D., Chairman of the Board

         Dr. Maassen became a Director in May 1999. He became our Chairman of the Board in April, 2000. He is board-certified in internal medicine and emergency medicine and has served as a staff physician in the emergency departments of Jackson County, Deaconess, Union and St. Elizabeth hospitals in Indiana since 1977. In addition to practicing medicine, he maintains an expertise in computer technologies and their medical applications.

         Michael L. Bagnoli, D.D.S., M.D., Director and Secretary

         Dr. Bagnoli became a Director in May 1999. He holds degrees as a medical doctor and a dental specialist. Since 1988 he has practiced dentistry in the specialty area of oral and masiofacial surgery for a physician group in Lafayette, Indiana. He introduced in his practice arthroscopy surgery along with the full scope of arthroplastic and total joint reconstruction. Dr. Bagnoli was founder, CEO and president of a successful medical products company, Biotek, Inc., which was sold in 1994.

         Board of Directors Committees

         Our board of directors has established an executive compensation committee and an audit committee, the members of both of which are our independent directors.

         The audit committee is primarily charged with the review of professional services provided by our independent auditors, the determination of the independence of those auditors, our annual financial statements, and our system of internal accounting controls. The audit committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it finds appropriate or as is brought to its attention, including our selection and retention of independent accountants.

         The compensation committee is charged with the responsibility of reviewing executive salaries, administering bonuses, incentive compensation and our stock option plans and approving our other executive officer benefits. The compensation committee also consults with our management regarding pension and other benefit plans, and our compensation policies and practices in general.

         Compensation of Directors

         We compensate our independent directors, Messrs. Maassen and Bagnoli, by the issuance of 5,000 shares of our common stock for each month of service. We do not have any arrangement for compensating our directors in cash for the services they provide in their capacity as directors, including services for committee participation or for special assignments.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table lists as of January 31, 2001, the beneficial ownership of our outstanding common stock by: each person known by us to own beneficially 5% or more of our outstanding common stock; each of our executive officers; each of our directors; and all executive officers and directors as a group.

         Beneficial ownership of the Selling Stockholders after this offering will depend on the number of shares actually sold by each of them. Beneficial ownership is determined in accordance with the rules of the SEC and generally depends on voting or investment power with respect to the shares. For purposes of calculating the percentages shown in the chart, each person listed is also deemed to beneficially own any shares that have been issued as of the date of this prospectus and shares that would be issued by contract or upon exercise of warrants or options currently exercisable or exercisable within 60 days of the date of this prospectus. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The inclusion of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. The address of each person named below is the address of our principal executive office.


Name of Beneficial Owner                            Shares(2)       Percent
------------------------                            ---------       -------

Officers, Directors and 5% Stockholders
Gunther Than                                        2,385,940         21.2%
Martin J. Maassen                                     100,000             *
Michael Bagnoli                                        30,000             *
All Executive Officers and Directors  as a Group    2,515,940         22.3%
(4 persons)

----------------------------------
* Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1) In the preceding table, shares beneficially owned includes all shares presently owned by the officer, director or 5% stockholder and all shares underlying warrants that the officer, director or 5% stockholder has a right to acquire within 60 days of the date of filing of this prospectus.

(2) In February, 2000 we sold 800,000 shares of common stock at a price of $.50 per share and warrants to purchase 2,500,000 additional shares to Rubin
Investment Group ("Rubin"). The warrants consisted of 1,500,000 shares at an exercise price of $2.00 per share, 1,000,000 of which were to expire in July 2000, and 500,000 of which were to expire in August 2000 and 1,000,000 shares which were not to expire until February, 2003 (the "Remaining Warrants") in partial consideration for Rubin's agreement to perform various public relations and stockholder services, arrange financings and otherwise assist in our sales and operations. Rubin exercised 265,000 of the warrants which were to expire in July. As a result of Rubin's failure to perform its obligations, we terminated the Remaining Warrants. If the Remaining Warrants had not been terminated and were exercised, the 1,000,000 shares underlying such warrants would represent 8.8% of our issued and outstanding shares of common stock as of January 31, 2000 and such ownership would be required to be disclosed in the above table together with an additional 141,200 shares then owned by Rubin.

                            DESCRIPTION OF SECURITIES

         The summary of the terms of our capital stock set forth below does not purport to be complete. For a detailed, complete description, please see our Articles of Incorporation and our Bylaws, copies of which were filed with the SEC as exhibits to our registration statement on Form SB-2 filed on January 11, 2000.

General

         Our authorized capital consists of 50,000,000 shares of common stock, $0.001 par value. As of the date of this prospectus, there are 11,248,620 shares of common stock issued and outstanding. An additional 506,800 shares of common stock are subject to issuance upon the exercise of outstanding options and 2,700,000 shares of common stock are subject to issuance upon the exercise of outstanding warrants.

         The transfer agent for the common stock is Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

Common Stock

         Each share of our common stock has the same relative rights and is identical in all respects with every other share of common stock.

Voting

         The holders of the common stock are entitled to one vote for each share they hold of record on all matters submitted to a vote of our stockholders.

Preemptive Rights

         Holder of our common stock do not have preemptive rights with respect to the issuance of shares. The common stock is not entitled to cumulative voting rights with respect to the election of directors.

Dividends

         The holders of common stock are entitled to pro rata dividends and other distributions, if and when declared, by the board of directors out of assets legally available for the payment of dividends. The payment of dividends, if any, in the future rests within the discretion of the board of directors.

Liquidation and Redemption

         Upon our liquidation, dissolution or winding up, the holder of each share of common stock is entitled to share equally in the distribution of our assets after the payment of liabilities. The holders of common stock are not entitled to the benefit of any sinking fund provision.

         The  shares  of  common  stock  are  not  subject  to  any   redemption
provisions, nor are they convertible into any other security or property. All shares of common stock outstanding are fully paid and non-assessable.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                            SECURITIES ACT LIABILITY

         Florida corporations are authorized to indemnify against liability any person who is a party to any legal proceeding because such person is a director or officer of the corporation. The officer or director must act in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, have no reasonable cause to believe the conduct was unlawful. Florida law does not allow indemnification for an act or omission that involves intentional misconduct or a knowing violation of a law. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. Indemnification is required if a director or officer has been successful on the merits.

         The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director.

         Our articles of incorporation provide for the indemnification of directors and executive officers to the maximum extent permitted by Florida law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that would result in a claim for such indemnification.

                           DESCRIPTION OF OUR BUSINESS

History
-------

         We incorporated in Florida in January, 1989 but did not become active until September, 1998 when Gunther Than joined us as our president and we began development of our product line. In October 1998, we acquired Real View Systems, Inc. a company controlled by Gunther Than and his family by which we acquired compression technology and computer equipment. In February 1999, we acquired Xyros Systems, Inc. by which we acquired remote monitoring and storage engineering, a highly qualified employee staff and computer hardware and software. In May, 1999, we acquired ETMC, a contract manufacturer of electronic hardware and assemblies with 15 years of manufacturing experience which business we have continued to date and whose facilities we use to manufacture our products. In March, 1999, we made our first sales of our security and surveillance products. The potential market for security and surveillance products and services throughout the world is huge and has been enhanced by digital technology.

Overview
--------

         Surveillance devices are common today and are used as a proven method for protection and risk management. We develop, produce and market digital security and surveillance systems and products utilizing video based cameras and microphones. Our security systems, which are marketed under the trade name SecureView(TM), record video images digitally and permit their viewing remotely over the customer's existing CCTV systems together with audio output over ordinary telephone lines. Digital recording connects data to a computer readable format rather than on a conventional video tape. We store the video output on computer hard disks rather than VCR tapes which significantly improves access to stored data. In addition, our systems are programmable and are capable of being customized to satisfy each customer's special requirements, be it coverage which is continuous or when events are detected. Our digital systems also employ digital video data compression which saves space and time for transmissions.

         In addition to SecureView(TM), our products include the following:

               o ViewStorage(TM)which is a competitively priced programmable VCR replacement device that records video output digitally for use with existing CCTV systems and which will not degrade as tapes do;

               o PlateView(TM)which is a license plate recognition system that uses optical character recognition technology to provide an additional means of identifying individuals in a surveillance area for commercial or law enforcement use;

               o CareView(TM)which is a system for monitoring loved ones such as children at a day care center or at home with a baby sitter or adult relatives at a nursing home or hospice; and

               o WebView(TM)which is a low-priced retail product that allows a user to capture and view remotely camera output from a limited number of cameras via a connection to a server which in turn is connected to the world-wide web for use by a customer desiring a low cost way to monitor remote assets such as a home or boat.

         We currently market our products principally to commercial users for monitoring facilities for the protection of employees, customers and assets which leads to both the curtailment of crime and loss prevention. We also market our products to residential users and law enforcement agencies. We currently distribute and support our products through a network of value-added domestic and international resellers which we intend to expand.

Industry Background
-------------------

         The increased functionality that digital technology brings to CCTV systems has made this a dynamic and rapidly growing market. According to a 1999 report by J. P. Freeman & Co., a privately held market research and consulting services company that focuses on the security and surveillance industries, the market size for CCTV systems was $1.3 billion for production and services revenues in 1998, which market was estimated to grow at a rate of 11-13% per year. The report forecast this double-digit growth in the total market between now and 2004, with a possibility of further growth acceleration as the residential and non-security commercial markets expand. According to the J. P. Freeman report, an estimated $556 million of the total market in 1998 was derived from services, such as installation and maintenance, which we do not provide. However, the report predicted that service revenues in this market would grow at a slower pace than the revenue growth of the product sector primarily because of the ability to integrate digital systems with other commercial and residential electronic systems.

         Video transmission is just beginning to transform from what was "closed-circuit" to a mix of methods that will widen into hard-wired, phone line, TV cable and wireless link systems. It is expected that this will expand user demand, create new product opportunities and channels of distribution and expand the way in which other communication services are used.

Business Strategy
-----------------

         We distribute our SecureView(TM) line of products, with add-on features, to the market through a network of value-added resellers. We are also in discussions with security companies and law enforcement agencies with respect to distribution agreements.

         We have ongoing reseller arrangements with small and medium sized domestic and international resellers. Our reseller agreements grant a non-exclusive right to sell our products. The reseller purchases from us at a discount from list price and on other terms and conditions in effect at the time of order. The agreements are generally for a term of one year and automatically renew for successive one year terms unless terminated by notice or in the event of breach.

         We intend to market WebView(TM) through different channels. We plan to offer WebView(TM) for direct retail sale on the world wide web and wholesale through retail distributors. We do not have any agreements with any distributors and will not seek any until we complete development of the product. This product will be priced at a level to be attractive to retail consumers.

         In addition to these products, through our acquisition of ETMC, we acquired an ongoing business operation of providing contract electronic component assembly and test services. ETMC had been in operation for over 15 years and had an established base of clients. ETMC had done approximately 60% of its business for the commercial sector and 40% of its business for the government sector. ETMC's diverse clients have included Hewlett-Packard, Martin Marietta, Maryland Government Procurement Office, Lockheed Martin, and John Hopkins's Applied Physics Labs under contract to NASA. We plan to continue ETMC's business line while converting a portion of its manufacturing capability to the production of our security and surveillance products.

         Our core strategy is to continue to build products and deliver services that are marketable while at the same time developing new products and applications to anticipate and meet the expanding needs of our customers. We are also attempting to create alliances with various specialty markets which require the use of security systems such as:

o installers of pools in certain states that require that all residential pools have an alarm system;

o credit card companies that control their own ATM machines which have surveillance systems; and

o    gas stations and car washes which rely heavily on surveillance systems.

         We will also continue to offer upgrades and enhancements to existing customers as a method of retaining customers. Every customer who does not participate in the upgrade program is targeted by one of our sales persons one year after the date of original purchase, at which time our warranty expires, to offer our newest upgrades to existing systems.

Our Products

         We manufacture several of the hardware components in our systems. We assemble our systems by combining additional commercially available hardware and software together with our proprietary software. We license software components that are integrated into our proprietary software and installed in our systems. We believe that we can continue to obtain components for our systems at reasonable prices from a variety of sources. Although we have developed certain proprietary hardware components for use in our products and purchased some components from single source suppliers, we believe similar components can be obtained from alternative suppliers without significant delay.

         We have software licensing agreements for (i) compression software components, (ii) for facial recognition to possibly integrate into our proprietary software, and (iii) license to integrate commercially available operating systems software into our proprietary software for installation into and operation of our products.

SecureView(TM)

         SecureView(TM)   is  a  line  of  digital  CCTV  recording  and  remote
monitoring systems. Our digital CCTV SecureView(TM) system:

          o    takes video images captured by cameras;
          o    digitizes the video;
          o stores the video according to times or criteria specified by the customer;
          o retrieves the visual data selectively in a manner that the customer considers valuable or desirable;
          o transmits the video across computer networks or ordinary phone lines;
          o has two way audio ability that can use real-time to communicate to the location being monitored; and
          o triggers programmed responses to events detected in surveillance area such as break-ins or other unauthorized breaches of the secured area.

         Our system stores video output on computer hard discs, rather than VCR tapes. Storage on computer hard discs allows selective access to stored data. With a VCR, a user must search an entire tape to review a critical event, often fast forwarding and rewinding. With computer hard disc, a user can gain immediate access to stored data by doing a controlled search for the desired data. Our systems come standard with up to 28 days storage.

         Our systems are programmable -- they can be pre-set to take actions when events are detected in the surveillance area. For example, they can be programmed to begin recording when motion is detected in a surveillance area or to notify the user if the system is not functioning properly. Because of the programmable recording features, our systems can eliminate the unnecessary storage of non-critical image and audio data. This capacity allows the user to utilize the hard disk storage more efficiently.

         Our digital systems employ video data compression. This saves space for storage and time for transmission especially on low bandwidth channels such as plain telephone wiring.

         Our SecureView(TM) line of products include the following features:

          o    users can remotely monitor multiple locations from a remote PC; o
          o connects to existing CCTV systems allowing retrofit enhancements using our systems;
          o uses any and all forms of telecommunications, such as standard telephone lines;

          o    video can be  monitored  24 hours a day by a security  monitoring center;
          o allows uninterrupted "2-way" audio transmission while switching, controlling and monitoring up to 16 cameras per unit;
          o local and remote recording, storage and playback for up to 28 days, with optional additional storage capability;
          o cameras can be concealed in ordinary home devices such as in smoke detectors;
          o monitors itself to insure system functionality with alert messages in the event of covert or natural interruption;
          o modular expansion system configuration allows user to purchase add on components at a later date; and allows a user to set the system
          o allows a user to set the system to automatically review an area in desired camera sequence;

ViewStorage(TM)

         ViewStorage(TM) is currently in development and is expected to reach market later in 2001. ViewStorage(TM) is a competitively priced video storage system that will archive the video from our systems. This storage device records video output digitally, and can be configured to house almost any amount of storage of video output from cameras.

         Video recording can be programmed for continuous recording, timed Guard Tour(TM) recording, or event driven recording. Unlike images stored on tape, images stored on this VCR replacement device do not degrade over time. It also does not require the on-going and expensive maintenance required by VCR recording devices.

         ViewStorage(TM) is modular in nature and can be expanded to add additional storage, up to an amount that meets the requirements of each particular customer. This product has a unique "camera and date/time filtering" feature which allows the user to immediately locate the video recorded on a camera at a given time and date.

PlateView(TM)

         PlateView(TM) is a license plate recognition system that uses optical character recognition technology to provide an additional means of identifying individuals in a surveillance area. The system can be integrated into an access control mechanism that can open gates or call an attendant to compare an identification made from other data, such as a driver's license, with the identification made with the license plate. Law enforcement personnel can use this system in traffic enforcement. In addition to plate identification, officers can receive early warnings as to a number of items, including whether the owner of a car being stopped has outstanding arrest warrants or whether the license plate matches the vehicle's registration. PlateView(TM) was brought to market in the first quarter of 2000.

CareView(TM)

         Parent's rising concerns about the safety of their children at home with a baby sitter or nanny or in a day care center - as well as the treatment of a loved one in a nursing home - have created the need for a way of monitoring activities in these facilities. We are developing the CareView(TM) system as an option for the care facility. Users of the CareView(TM) system access the Internet to scan the day care center's web site and immediately view the video output produced by cameras installed at the care facility.

         For nursing and hospice care facilities, the CareView(TM) system allows family and friends to view loved ones when they are not able to be at the care facility -- just by accessing the facilities' web sites.

         The core of CareView(TM) is a proprietary personal computer board or component that we have designed. CareView(TM) requires our proprietary software capable for use on the Internet. We have developed a prototype of CareView(TM) and have successfully tested it at our Columbia, Maryland facility.

WebView(TM)

         We are developing WebView(TM), a low-priced retail product that allows a user to capture camera output from a limited number of cameras and view that output remotely via a connection to a server connected to the World Wide Web. It consists of a proprietary personal computer card or component and proprietary software that is compatible with use on the world wide web. This product is ideal for the consumer who would like a low cost way to monitor his/her assets remotely. We have developed a prototype of WebView(TM) and have successfully beta tested it.

Markets
-------

         Our family of products offers government and law enforcement agencies, commercial security professionals, private businesses and residential consumers a dramatically enhanced surveillance capacity. It also offers a more efficient and economical method to store, search and retrieve historically stored data.

         Residential
         -----------

         The residential home security user will purchase our products from either commercial companies installing either self-contained or centrally monitored systems, or directly from retail distribution centers.

         Utilizing our technology, individuals can run their own perimeter and interior surveillance systems from their own home computer. Real time action can be monitored remotely at homes through a modem and the Internet. There is also the capability to make real-time monitors wireless. In turn, this reduces the expense and time of the home installation and makes installation affordable for a majority of homeowners.

         An additional advantage of our technology is that it allows for the storage of information on the home computer and does not require a VCR.

         Commercial
         ----------

         Commercial business users represent the greatest potential users of our surveillance products. Commercial businesses have already realized the need for using surveillance devices for protection. Our products provide observation of facilities for protection of employees, customers, and assets. This can result in the curtailment of crime and loss prevention by employees and others. The market for this technology is the same as the current market for analog CCTV systems, including hospitals, schools, museums, and retail, manufacturing and warehousing facilities.

         Our system reduces the requirements for a guard force. In addition, lesser number of security personnel are needed to monitor, verify and respond to tripped alarms.

         Our products and technology can be used where there is a temporary requirement for real-time surveillance in areas where an analog CCTV system is impractical or impossible. Examples of this are special events, concerts, and nventions. Our systems reduce the need for a large guard force and provide unobtrusive monitoring of these events.

         Law Enforcement
         ---------------

         The gathering of video and data images is commonplace in law enforcement. The data is used to protect both the law enforcement officer and the suspect. It is also used as a historical record for prosecution and event verification.

         Because our technology can be used for stakeouts and remote monitoring of areas, we believe there is a market potential with law enforcement agencies. We have been asked to submit proposals for license plate recognition systems that help law enforcement identify people entering a surveillance area.

         Law enforcement personnel can integrate our products to work with robotic systems. More than ever, robotic units are used to investigate and disarm potential explosive devices. These robots are currently limited by a CCTV system which requires a VCR. Our technology eliminates this problem.

Competition
-----------

         The markets for our products are extremely competitive. Competitors include a broad range of companies that develop and market products for the identification and video surveillance markets. Competitors in the market for our identification product, PlateView(TM), include Polaroid Corporation, Loronix Information Systems, Data Card Corporation, Dactek International, Inc. Competitors in the video surveillance market include numerous VCR suppliers and digital recording suppliers including, Loronix Information Systems, Inc., Sensormatic Corporation and NICE Systems, Ltd.

         We believe the introduction of digital technology to video surveillance and security systems is our market opportunity. We believe that many of the established CCTV companies have approached the design of their digital CCTV products from the standpoint of integrating their digital products to existing security and surveillance product offerings. These systems are closed, not easily integratable with other equipment and not capable of upgrades as technology improves. We have designed our systems so that they are open, compatible with other digital and analog systems, and easily adaptable to technological advances that will inevitably occur with digital technology.

Intellectual Property
---------------------

         Certain features of our products and documentation are proprietary and we rely on a combination of patent, contract, copyright, trademark and trade secret laws and other measures to protect our proprietary information. As part of our confidentiality procedures, we generally enter into confidentiality and invention assignment agreements with our employees and mutual non-disclosure agreements with our manufacturing representatives, dealers and systems integrators. Notwithstanding such actions, a court considering these provisions may determine not to enforce such provisions or only partially enforce such provisions. We also limit access to and distribution of our software, documentation and other proprietary information.

         Because the software and firmware (software imbedded in hardware) are in a state of continuous development, we have not filed applications to register the copyrights in these items. However, under law, copyright vests upon creation of our software and firmware, and registration is not a prerequisite for the acquisition of copyright rights. We take steps to insure that notices are placed on these items to indicate that they are copyright protected. The copyright protection for our software extends for the statutory period from the date of first "publication" (distribution of copies to the general public) or from the date of creation, whichever expires first.

         We are in the process of applying to the U.S. Patent and Trademark Office for patent protection of important components of our products. We plan to prepare and file applications to register the trademarks SecureView(TM), CareView(TM) and WebView(TM).

         We provide software to end-users under non-exclusive "shrink-wrap" licenses (or automatic license executed once the package is opened) which generally are nontransferable and have a perpetual term. Although we do not generally make source code available to end-users, we may, from time to time, enter into source code escrow agreements with certain customers. We have also licensed certain software from third parties for incorporation into our products.

Government Regulation
---------------------

         We are not subject to Government regulation in the manufacture and sale of our products, and the components in our products. However, our resellers and end users will be subject to numerous regulations that stem from proposed activities in surveillance. Security and surveillance systems, including cameras, raise privacy issues. Our products involve both video and audio, and added features for facial identification. The regulations regarding the recordation and storage of this data are uncertain and evolving. For example, under the Federal wiretapping statute, the audio portion of our surveillance systems may not record people's conversations without their consent. Further, there are state and federal laws associated with recording video in non-public places. Shipments of our products internationally may be regulated as to certain countries that raise national security concerns. These laws are evolving.

Employees
---------

         We employ 23 persons including three persons in part-time positions. We also employ four independent contractors who devote a majority of their work to a variety of our projects. Our employees are not presently covered by any collective bargaining agreement. Our relations with our employees are good, and we have not experienced any work stoppages.

                           MANAGEMENT'S DISCUSSION AND
                          ANALYSIS OF PLAN OF OPERATION

         The following discussion and analysis should be read in conjunction with our financial statements and the accompanying notes.

         Since start-up of operations in September 1998, we have devoted most of our resources to the development, sale and marketing of digital video surveillance and security products. We have generated only limited revenues from our security products to date, but are rapidly expanding our sales and distribution network. At the same time we are working on delivering new products to market and enhancing and upgrading our product line. Until we more fully develop our product line and our sales and distribution network, we expect our operating losses to continue. We began providing contract manufacturing services in May, 1999, when we acquired ETMC. ETMC had provided such services for more than 15 years and had an established customer base. We have continued the contract manufacturing business line, while converting ETMC's manufacturing capacity to production of our products.

Results Of Operations
---------------------

Year Ended December 31, 1999, Compared To Year Ended December 31, 1998

Revenue

         We moved from being a development stage company in 1998 whose activities commenced in September, to earning revenues in 1999 from two sources:

          o sales of security systems, including embedded software, and supplies from maintenance services on the systems; and

          o sales of contract electronic component and system assembly and test services.

         In 1999, of our $303,711 in total revenues, we derived $65,954 from sales of security systems and $237,757 from sales of contract manufacturing and test services. Seventy nine percent of our total revenue in 1999 was attributable to our acquisition of ETMC, and ETMC's on-going revenue base. We plan to bring three products in development, WebView(TM) and CareView(TM), to market in 2000. In addition, we will be introducing enhancements and upgrades to our SecureView(TM) product line in 2000. We expect that these new product offerings will contribute to a growth in revenues in 2000.

Gross Profit And Operating Expenses

         Gross profit on sales for the year ended December 31, 1999, was $45,333. Gross profit margin was 15% in 1999. At these modest sales amounts of our products, we consider the gross profit margin not to be a good indicator of future profit margins. Our gross profit margin should stabilize with increased sales.

         Operating expenses for the year ended December 31, 1999, increased to $3,716,229, compared with $89,824 in 1998. Approximately, $2,147,000 of our operating expenses in 1999 were attributable to the issuance of shares of our common stock as compensation and incentive, and as a means to attract and retain qualified personnel. It does not represent actual cash outlays. Non-cash expenses consisted of stock based compensation, write-off and amortization of goodwill and other intangible assets, and totaled $2.6 million, so that actual cash expenses incurred were approximately $1.1 million.

         As a result of the foregoing, net loss was $3,670,896 for the year ended December 31, 1999, compared to a net loss of $89,824 for the previous year.

Costs And Expenses

         Costs Of Products And Services Sold. The cost of products and services sold, consisting principally of the costs of labor, hardware components, supplies and software amortization, was $258,378 in 1999, and represented 85% of revenue. As product sales account for a larger percentage of overall sales, we expect that our costs of goods and services sold will decline as a percentage of total revenue. We anticipate that our profit margins on sales of security systems will exceed our profit margins on sales of services. We are currently working on engineering changes in our security products that we expect will lower component costs for these products.

         Salaries And Benefits. We spent $2,045,531 in salaries and benefits in 1999. We organized and staffed up in 1999, converting many independent contractors to employees. We booked $1,755,000 in expenses associated with issuing shares of our common stock as a means of attracting, retaining and providing incentive to employees. We believe these expenses were necessary in the past and will continue to be necessary in the future in order to attract qualified personnel and conserve cash during the start-up phase.

         Selling, Business Development, Travel And Entertainment. Selling, business development, travel and entertainment expenses increased from $12,191 in 1998, to $269,450 in 1999, and represented 89% of total revenue in 1999. A significant portion of these expenditures in 1999 related to the payment of 140,000 shares to Bruce Lesniak as a way of attracting and providing incentive to him in performing the job of Senior Vice President of Corporate Development. We also spent $105,813 in 1999 in travel and entertainment expenditures, mainly as a result of sales trips associated with sale efforts for our security products.

         Research And Development Expense. We spent $210,143 in 1999 on research and development costs. This represented 69% of 1999 revenues. We expect to continue to fund new product development in 2000 at or above the dollar levels expended in 1999.

         Investor Relations Expenses. Investor relations expenses increased from $45,415 in 1998 to $212,086 in 1999. Our filing to become a fully reporting company became effective October 13, 1999. In addition, trading in our stock increased significantly in 1999. As a result, we undertook more efforts on investor relations in 1999. Included in this expense category is the issuance of shares of our common stock to Columbia Financial Group, LLC with a value of $200,000, in partial payment of their services in providing investor relations support.

         Professional Fees. Professional fees increased from $9,500 in 1998, to $317,100 in 1999. Of these expenses in 1999, we paid $80,100 in programming fees to independent contractors and $110,000 to various consultants for a marketing and promotional campaign associated with bringing our products to market in 1999.

         Write-Off Of Goodwill And Other Intangible Assets. We acquired all of ETMC's outstanding stock through the issuance of 250,000 shares of our common stock and the assumption of certain liabilities. ETMC's revenues for the fiscal years ended June 30, 1998, and 1997, were $820,683 and $1,942,563, respectively.

         We acquired ETMC in order to provide cash flow during our development stage with its current manufacturing revenue, provide a captive manufacturing facility with skilled employees to fill orders of our products, control the quality of our products, manage our inventory and support our products.

         ETMC's acquisition was treated as a purchase business combination. We valued the total consideration paid for ETMC at $935,684, based on multiplying 250,000 shares by the average trading price of our stock during the 5 days preceding and following the date of the acquisition, and the amount of liabilities we assumed. After adjusting ETMC's assets and liabilities to fair value of $440,340, goodwill in the amount of $495,344 was recorded. Because of the significant business history of ETMC, we amortized the goodwill on a straight line basis over a 10 year period.

         Following the consummation of the purchase, ETMC experienced a significant decrease in sales volume. For the seven months following the purchase (through December 31, 1999) ETMC sales to unrelated entities totaled $231,970 which, if annualized, amount to approximately $400,000, less than half of the previous years sales of $820,000. Additionally, ETMC's sales volume for the first quarter of 2000 was only $92,000, which, on an annual basis represented a continuing sales volume decrease. In accordance with applicable accounting requirements, we determined the following changes in circumstances had occurred which required a review for possible impairment: a significant change in the manner in which the asset was used; and current period operating and cash flow losses and a forecast of continuous losses.

         Our impairment review consisted of an analysis of the future sales prospects of ETMC's manufacturing business and an evaluation of the cash flows to be realized thereafter. Our review indicated that sales volume would not increase significantly from the current levels for the foreseeable future. At these significantly decreased sales levels, cash flows to be realized from this business line would be negative due to fixed operating expenses exceeding gross profit on sales. We also considered the fact that ETMC continues to provide an employee skill set and a captive manufacturing resource that was used in the original valuation of the combination. As a result of this analysis, we considered the remaining value of the goodwill to be associated with the captive manufacturing capabilities and skill set of ETMC. Our initial consideration of the value of the goodwill indicated that the value of the captive manufacturing capabilities and skill set to be more than half of the value and our related write-off of 45% of the goodwill is consistent with that valuation.

Net Operating Loss

         We have accumulated approximately $1.5 million of net operating loss carry-forwards as of December 31, 1999, which may be offset against taxable income and income taxes in future years. The use of these losses to reduce income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carry forwards. The carry-forwards begin to expire in the year 2018. In the event of certain changes in control, there will be an annual limitation on the amount of net operating loss carry-forwards which can be used. No tax benefit for these carry-forwards has been reported in the financial statements for the years ended December 31, 1999, or 1998.

Nine Months Ended September 30, 2000, Compared With Nine Months Ended September 30, 1999

Revenue

         For the nine months ended September 30, 2000, revenues from sales of our products increased $135,332 or 1162% to $146,979 from $11,647 in the same period last year, and revenues from sales of our services grew $78,236 or 43% to $261,080 from $182,844 in the same period last year. We only began receiving revenues from services after May 25, 1999, when we acquired ETMC, and, therefore, our service revenue figures for the year ago period ended September 30, 1999, do not include a full nine months of operations. Of the $408,059 in total revenue during the nine month period ended September 30, 2000, $146,979 or 36% was derived from sales of systems and $261,080 or 64% from sales of contract manufacturing services. The ratio of security systems sales to contract manufacturing is increasing.

Gross Profit

         Net sales for the nine months ended September 30, 2000, increased $156,468 or 387% to $196,891 compared with $40,423 in same period last year. Gross profit margin for the nine months ended September 30, 2000, was 48% compared with 21% in the same period last year. Because of low net sales we achieved in the period last year ended September 30, 1999, we do not believe growth profit margin comparisons are meaningful at this stage of our operations.

Operating Expenses

         Operating expenses for the nine months ended September 30, 2000, decreased to $1,376,264, compared with $2,034,003 for the comparable period in 1999. The decrease is principally due to decreased expenditures in the areas of salaries and professional fees.

         As a result of the foregoing, net loss was $(1,179,373) for the nine months ended September 30, 2000, compared to a net loss of $(1,993,580) for the nine months ended September 30, 1999.

Costs and Expenses

         Costs of Products Sold. The cost of products and services sold was $211,168 for the nine months ended September 30, 2000, and represented 52% of revenue for the period, compared with $154,068 for the nine months ended September 30, 1999 which represents 79% of revenues for that period. Because of our low sales volume in the same period last year, we do not consider the costs of goods sold in the same period last year to be a good measure of our true costs of goods sold. As our product sales increase and account for a larger percentage of our overall sales, we expect that our costs of goods and services sold will decline and stabilize as a percentage of total revenue. We anticipate that our profit margins on sales of security systems will exceed our profit margins on sales of services. We are continually working on engineering changes in our security products that we expect will lower component costs for these products. We do not determine our inventory on a quarterly basis, instead we do it on an annual basis. Therefore, our cost of goods sold calculations are based on estimates of inventory used in products sold.

         Write-Off of Goodwill and Other Intangible Assets. We acquired Xyros Systems, Inc. on February 25, 1999, and ETMC on May 25, 1999, and accounted for both acquisitions under the purchase method of accounting. We recorded goodwill for the Xyros combination of $802,069 and $495,344 for the ETMC combination, all of which was determined based on the difference between the fair market value of what we paid for Xyros and ETMC and the fair value of their net assets. During the fourth quarter of 1999, we conducted a thorough review of the acquired companies operations, including their current customer base, current production capacity, and job order backlog, in accordance with SFAS #121. Based on this review, we recognized an impairment loss of $199,009 for Xyros, and $222,904 for ETMC at year end 1999, and elected to amortize the remaining goodwill balance over a 10 year period. For the nine months ended September 30, 2000, we recorded amortization expense for this goodwill of $81,843 based on this schedule.

         Research and Development Expense. We spent $143,840 on research and development for the nine months ended September 30, 2000, as compared with $2,698 in the same period last year. Our R&D expenditures in the nine months ended September 30, 2000, represented 73% of gross profit margin for this period. We continue work on enhancements and upgrades to our existing products and introduced a redesigned base model SecureView-4 product to the market in April, 2000. We are working on introducing additional products to the market in 2000. We expect continued heavy expenditures in this area, evidencing our commitment to develop industry leading video management and identification products.

         Salaries and Benefits. We spent $420,032 on salaries and benefits for the nine months ended September 30, 2000, as compared with $1,155,541 in the same period last year. In the same period last year, we recognized $893,520 in expense associated with the issuance of stock as compensation and we have recognized no comparable expense due to the issuance of stock as compensation in the nine month period ended September 30, 2000. We have increased expenditure on salaries and fees for sales and marketing personnel, including consultants, and we incurred $74,050 on sales and promotional expenses for the nine month period ended September 30, 2000, with no comparable expense in the year ago period.

         Net Operating Loss We incurred approximately $1,179,373 of net operating loss carry forwards for the nine-month period ended September 30, 2000, which may be used to offset taxable income and income taxes in future years.

LIQUIDITY AND CAPITAL RESOURCES

         Since start-up of operations in 1999, we have funded our cash requirements primarily through equity transactions. We received $866,354 from the sale of stock during the nine month period ended September 30, 2000, and $3,040,675 since inception, excluding $244,000 in loan payables that were satisfied through the issuance of stock. We are not currently generating cash from our operations in sufficient amounts to finance our business and will continue to need to raise capital from other sources. We used the proceeds from these transactions to fund investments in, and acquisition of, technology, assets and companies, to provide working capital and for general corporate purposes, including paying expenses incurred in connection with the development of the SecureView(TM) line of products. As of September 30, 2000, we had total assets of $1,685,512, and total liabilities of $550,670, resulting in stockholders' equity of $1,134,842. Our principal uses of cash during the nine months ended September 30, 2000, were to:

     o fund operating activities, including increased sales and marketing activities, and
     o    invest in the development of products.

         During the nine months ended September 30, 2000, our cash decreased from $89,150 at December 31, 1999, to $44,043 at September 30, 2000. Net cash used in operating activities was $900,918 for the nine months ended September 30, 2000, including decreases in accounts receivable of $51,051, increases in inventory of $76,839, increases in accounts payable of $162,489 and increases in accrued interest of $8,250. Net cash used in investing activities of $47,415 consisted of $34,972 used for the purchase of capital equipment and $12,443 advanced to View Technologies, Inc., a company controlled by President and Chief Executive Officer, Gunther Than, to provide it with capital needed to finish development of products which we would manufacture pursuant to a cross licensing agreement. Net cash generated from financing activities during the nine months ended September 30, 2000, was $903,226, consisting of proceeds received from the sale of stock, plus $60,038 advanced from stockholders, less payments made on a promissory note with an outstanding principal balance of $35,000, plus accrued and unpaid interest, which the note accrues at a rate of 2% plus prime, to Columbia Bank. The loan from Columbia Bank was due June, 1999. We pay $5000 per month to Columbia Bank.

         We consented to entry of judgment to pay Hal Peterson, a former officer of Xyros, approximately $88,000. This agreement arose out of our settlement of a suit brought by Hal Peterson for repayment of monies he advanced to Xyros prior to our acquisition of Xyros. We also have a purported promissory note due Ken Weiss, the former President of Xyros, for monies he advanced to Xyros prior to our acquisition of Xyros, in the stated outstanding amount of $40,000, plus accrued and unpaid interest. Ken Weiss has made demand for repayment of monies and the monies are immediately due according to the stated terms of the note.

         As a result of the foregoing, as of September 30, 2000, we had negative net working capital of $246,330, including $42,227 of trade accounts receivable and $218,070 in inventory. We have provided and may continue to provide payment term extensions to certain of our customers from time to time. As of September 30, 2000, we have not granted material payment term extensions.

         Our inventory balance at September 30, 2000, was estimated to be $218,070. We do not take inventory on a quarterly basis, and we made inventory estimates based on annual inventory determinations. With expected increased product sales, we will need to make increased inventory expenditures. However, the terms of our product sales requires a twenty five percent (25%) deposit on order. In addition, we endeavor to keep inventory levels low. Therefore, we do not believe that increased product sales, associated materials purchases and inventory increases, will adversely affect liquidity.

         We anticipate further expenditures for fiscal year 2000 of approximately $500,000 for production and test equipment. We are also exploring the purchase of the commercial space we are leasing in Columbia, Maryland, plus adjoining space, consisting of approximately 10,000 square feet. If we can obtain favorable terms, we would purchase the building through debt financing.

         Under our outstanding employment and consulting agreements, we are obligated to pay Mr. Than $96,000 per year and Mr. Lesniak $30,000 per year in salary and fees during calendar year 2000. If we terminate the employment or engagement of Mr. Than without cause (including because of merger, acquisition or change in control), we will be obligated to pay approximately $350,000 in severance payments over a three year period.

     We report each issuance of stock for less than fair market value as a charge against earnings to the extent of fair market value. The obligation to issue stock is a substantial capital commitment in year 2000 and subsequent years.

         We believe that cash from operations and funds available will not be sufficient to meet anticipated operating capital expenditure and debt service requirements for the next twelve months and that we will be dependent on raising additional capital through equity sales or debt financing. In this offering we are registering 600,000 shares of common stock for resale that can be obtained from exercising warrants held by Columbia Financial Group, LLC and Magnum Financial Group, LLC. If Columbia Financial Group, LLC and Magnum Financial Group, LLC exercise all of their warrants, we will receive $625,000 which we will use for working capital and to expand operations to execute our business plan.

         We also have outstanding warrants with various investors with an exercise price of $2.00 per share. These warrants are out-of-the-money, as the trading price as of the date of this report is less that $1.00 per share. If the Selling Stockholders exercise all of their warrants, at the exercise price of $2.00 per share, we will receive $4,200,000, which we will use for working capital and to expand operations to execute our business plan.

         However, unless the range of trading prices of our common stock increases to over $2.00 per share or we agree to lower the exercise price of the warrants, it is unlikely that the warrants will be exercised. In May, 2000, we lowered the exercise price of warrants for 200,000 shares held by a selling stockholder from $2.00 to $.50 per share and the warrants were immediately exercised, resulting in net proceeds to us of $100,000. It is likely that we will agree to lower the exercise price of the warrants in the future if our stock continues to be traded below $2.00 per share.

         Plan Of Operation

         We have devoted most of our resources since inception of operations to:

          o    the  research  and  development  of  the   SecureView(TM)line  of
               products;
          o    the development of marketing and sales intrastructure; and
          o the development of production capability and brand awareness of SecureView .

         We have been selling products since March 1999, and we are still developing these products and have generated limited revenues from these products to date. In the quarter ended September 30, 1999, we began earning substantial revenues. As of September 30, 2000, we had an accumulated deficit of approximately $5,013,000. A large part of our earnings deficit is due to the issuance of equity to attract, retain and provide incentive to key personnel. This was done to preserve cash resources. Thus, much of our earnings deficit is not attributable to actual cash outlays.

         If the Selling Stockholders exercise warrants, we intend to use the cash raised from the exercise of warrants held by the Selling Stockholders to:

          o bring our WebView(TM), ViewStorage(TM)and CareView(TM)products to market;
          o    continue our product development efforts;
          o expand our sales, marketing and promotional activities for the SecureView(TM) line of products; and
          o increase our engineering, production management, quality control, and customer support staff.

         We operate in a very competitive industry that requires continued large amounts of capital to develop and promote our products. We believe that it will be essential to continue to raise additional capital, both internally and externally, to compete in this industry.

         The amount of capital that we need to raise will depend upon many factors primarily including:

          o the rate of sales growth and market acceptance of our product lines;
          o the amount and timing of necessary research and development expenditures;
          o the amount and timing of expenditures to sufficiently market and promote our products ; and
          o    the amount and timing of any accessory product introductions.

         In addition to accessing the public and private equity markets, we will pursue bank credit lines and equipment lease lines for certain capital expenditures. We currently estimate we will need between $2 million and $3 million to fully develop all of our products and launch our expanded business operations in accordance with our current business plan.

Acquisition Treatment

         In October 1998, we acquired RealView Systems. We accounted for this acquisition under the pooling of interests accounting method. In February 1999, we acquired Xyros Systems and in May 1999, we acquired ETMC. We accounted for these later two acquisitions under the purchase accounting method.

                             DESCRIPTION OF PROPERTY

         We lease executive office space in Englewood, Colorado of approximately 2,000 square feet, including common areas, from a non-affiliate, pursuant to a month to month lease for $250 per month. In addition, we lease 8,000 square feet of space used for engineering design and manufacturing in Columbia, Maryland from Lawrence Seiler, a stockholder and former sole stockholder of ETMC. The lease term commenced on June 1, 1999 and ends on April 30, 2001. During the term of the lease, the rent is $8,000 per month and we are also responsible for half of the property taxes.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following information summarizes certain transactions we engaged in during the past two years, or we propose to engage in, involving our executive officers, directors, 5% stockholders or immediate family members of those persons:

         View Technologies, Inc. is a privately held Colorado corporation founded in 1994 by Gunther Than, our President and CEO. Mr. Than is also President and CEO of View Technologies. We advance monies from time to time to View Technologies to provide it with working capital in order to complete development of certain products which we manufacture and market. As of this date, View Technology is indebted to us in the amount of $90,990. We also had a license agreemetn with View TEchnology for use of compression software. We no longer use View Technology to assist us in the development of our products or its compression software. It is not liley that we will collect in teh future any of View Technology's indebtedness to us.

         We also have a ten year license agreement with View Technology commencing in October 1998 under the terms of which we agreed to pay a source code license fee for use of compression software in an amount equal to 5% of gross sales derived from the use of the software up to a maximum license fee of $50,000.

         From time to time during 1999, we advanced non-interest bearing loans to Gunther Than and his wife, who was our employee. All of such loans have been repaid. In addition during 1999, we also redeemed 59,860 shares of our comon stock owned by Mr. Than at a price of $2.00 per share or $119,720 in the aggregate, consisting of $52,000 cash and teh cancellation of $67,719 of his indebtedness due to us. Mr. Than was granted the option for a period of two years after the redemption to repurchase the shares at a price per share of $2.00 plus interest on the cancelled debt at the rate of 10% per year.

                            MARKET FOR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

         See "Executive Compensation" for a description of options and warrants issued to our directors and officers.

         Our shares are traded on the Over-The-Counter Bulletin Board under the symbol "VYST." The high and low bids for the periods indicated, according to information from the National Quotation Bureau, were:

         2000                                  High             Low
                                               ----             ---
         Quarter ended March 31, 2000          4.19             2.06
         Quarter ended June 30, 2000           3.19             1.13
         Quarter ended September 30, 2000      1.63              .44
         Quarter ended December 31, 2000        .87              .37

         1999                                  High             Low
                                               ----             ---
         Quarter ended March 31, 1999          3.65             1.75
         Quarter ended June 30, 1999           3.15             1.75
         Quarter ended September 30, 1999      5.00             2.25
         Quarter ended December 31, 1999       6.35             2.00

         As of January 29, 2001, we had 221 stockholders of record.

         These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Dividend Policy

         We have not declared or paid cash dividends or made distributions in the past, and we do not anticipate tha twe will pay cahs dividends or make distributons in the foreseeable future. We intend to retain and invest future earnings to finance our operations.


                             EXECUTIVE COMPENSATION

         No compensation was payble to any executive officer for any fiscal year until the fiscal year ending December 31, 1999. No officer or director received compensation in any fiscal year in excess of $100,000 with the exception of Gunther Than, currently our conly executive officer. The following table sets forth certain information concerning compensation for the years ending December 31, 1999 and December 31, 2000.



                       Annual Compensation                                        Long-Term Compensation
                       -------------------                                        ----------------------
                                                                                Awards            Payouts
                                                                                ------            -------
                                                                                  Securities
                                                                                    Under-
                                                       Other         Restricted     lying     LTIP    All Other
    Name and                                           Annual          Stock        Options/  Payout  Compensation
Principal Position  Year          Salary     Bonus   Compensation      Award(s)       SARs     ($)       ($)
                                   ($)        ($)        ($)             ($)           (#)
------------------  ----          ------   -----     ------------      -------     -------   ------   -----------
Gunther Than,       1999         $72,000   $337,500(1)  --                            60,000(2) --      0
President and CEO   2000         $96,000               $110,400(3)                              --      0

(1) The bonus amount represents 300,000 shares awarded to Gunther Than in 1999 for bringing about the acquisition of ETMC, 150,000 of which vested in 1999 and 150,000 of which vested in 2000. The 300,000 shares were valued at a price of $1.35 per share which was market value less a discount based on the trading restrictions on the shares.

(2) These options were granted to Mr. Than as non-qualified option under our stock options plan to acquire 60,000 shares at an option price of $.01 per share which vest at the rate of 5,000 shares per month commencing July 1999.

(3) This amount represents 480,000 shares of our common stock valued at $.23 per share which was market value less a discount based on the trading restrictions on the date of issuance. The shares were granted to Mr. Than pursuant to his employment agreement.

Employment Agreements

         Mr. Than has an Executive Employment Agreement with us to serve as our President and Chief Executive Officer, effective June 1, 1999, without a term but terminable by either party on 60 days written notice. He is entitled to compensation in the amount of $10,000 per month and an accrual payment of 480,000 shares of our common stock in exchange for his covenants not to compete with us for a period of one year after any termination of the Agreement.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Prior to becoming a reporting company under the Exchange Act on October 6, 1998, we acquired RealView Systems, Inc. ("Real View"). RealView was acquired by View Systems through a share exchange, as a result of which, RealView became our wholly owned subsidiary. Due to the immateriality of this transaction, we accounted for it as a pooling of interest. As a result, all of our financial statements and financial information were restated to include the amounts and results of operations of RealView.

         Following the acquisition, we decided to become a fully reporting company under the Exchange Act. To become a reporting company, we filed a registration statement on Form 10SB to register our common stock under Section 12(g) of the Exchange Act on August 13, 1999. We were required to include in this registration statement audited statements of income, cash flows and changes in stockholders' equity for 1997 and 1998. This required us to include the financial information for RealView for 1997 and 1998.

         RealView had engaged the accounting firm of Katz, Abosch, Windesheim, Gershman & Freedman, P.A. (Katz, Abosch) to provide audit accounting services and to render an independent audit report, dated June 1, 1998, of the financial statements of RealView as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year then ended and for the period from September 15, 1993 (inception) to December 31, 1997.

         We requested and received Katz, Abosch's authorization to include the results of their audit in our financial reports in our Form 10SB and in our registration statement on Form SB-2, which we filed on January 11, 2000. However, as a matter of its own internal policy, Katz, Abosch does not provide audit accounting services to public companies. Therefore, it did not offer to provide audit accounting services to us and we engaged another company, Stegman & Company to provide such services.

         Katz, Abosch did not render an adverse opinion or disclaimer of opinion with regard to its audit of the financial statements of RealView, nor was its audit work for RealView modified as to uncertainty, audit scope, or accounting principles. The decision to engage Stegman & Company as our auditors was approved by both our board of directors and stockholders. We did not have any disagreements with Katz, Abosch on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                             AVAILABLE INFORMATION

         We are subject to the information reporting requirements of the Securities Exchange Act and, accordingly, file reports and other information with the Commission. Such reports and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1026, 450 Fifth Street N.W., Washington, D.C. 20549, and the public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The information is also available at the Commission's regional offices located at 7 World Trade Center in New York, NY 10007, at the Klucynski Building, 230 Fourth Dearborn Street, in Chicago, IL 60604 and at 5757 Wilshire Boulevard, Los Angeles, CA 90024. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates and are also available on the Commission's web site at www.sec.gov

                             ADDITIONAL INFORMATION

         We filed a registration statement with the Commission under the Securities Act with regard to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and in the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information reference is made to such registration statement and the exhibits and schedules thereto. The registration statement and any amendments, including exhibits are available for inspection and copying as set forth above. We intend to distribute annual reports containing audited financial statements to our stockholders.

                          Index To Financial Statements
                                View Systems, Inc


                                                                   Page No.
                                                                   --------
Summary Pro Forma Consolidated Financial
Information                                                             E-1

Consolidated Pro Forma Statement of Operation                           E-2
Data for the years ended December 31, 1999 and 1998

Independent Auditors' Report                                            F-1

Consolidated Balance Sheet at December 31, 1999                         F-2

Consolidated Statements of Operations for the                           F-3
years ended December 31, 1999 and 1998

Consolidated Statements of stockholders' Equity
for the years ended December 31, 1999 and 1998                          F-4

Consolidated Statements of Cash Flows for the
years ended December 31, 1999 and 1998                                  F-5

Notes to Consolidated Financial Statements                              F-7

Consolidated Balance Sheet at June 30, 2000 at
June 30, 2000 (unaudited)                                              F-14

Consolidated Statements of Operations for the
Six Months ended June 30, 2000 and 1999
(unaudited)                                                            F-15

Consolidated Statements of stockholders'
Equity for the Six Months Ended June 30, 2000
and 1999 (unaudited)                                                   F-16

Consolidated Statements of Cash Flow for
the Six Months Ended June 30, 2000 and
1999 (unaudited)                                                       F-17

Notes to Consolidated Financial Statements                             F-18

                          Index To Financial Statements
                        Eastern Tech Manufacturing Corp.
                        --------------------------------

                                                                     Page No.
                                                                     --------

Independent Auditors' Report                                            G-1

Balance Sheet at June 30, 1998                                          G-2

Statements of Operations and
Retained Earnings for the years ended
June 30, 1998 and 1997                                                  G-3

Statements of Cash Flows for the
years ended June 30, 1998 and 1997                                      G-4

Notes to Financial Statements                                           G-5

Balance Sheet at March 31, 1999
(unaudited)                                                             G-6

Statements of Operations for the
Nine Months Ended March 31, 1999 and 1998
(unaudited)                                                             G-7

Statements of Cash Flow for
the Nine Months Ended March 31, 1999 and
1998 (unaudited)                                                        G-8


                          Index To Financial Statements
                               Xyros Systems, Inc
                               ------------------

                                                                      Page No.
                                                                      --------

Independent Auditors' Report                                             H-1

Balance Sheet at December 31, 1998                                       H-2

Statements of Operations and
Accumulated Deficit for the years ended
December 31, 1998 and 1997                                               H-3

Statements of Cash Flows for the
years ended December 31, 1999 and 1998                                   H-4

Notes to Financial Statements                                            H-5

              SUMMARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The following table provides summary pro forma consolidated financial information for View Systems, Inc., EasternTech Manufacturing Corporation and Xyros Systems, Inc. based on historical data for the years ended December 31,1999 and 1998 which assumes that the acquisition of these companies was consummated on January 1, 1998. The summary proforma financial data do not necessarily indicate the operating results which would have resulted from the operation of View Systems, Inc. on a consolidated basis during the period presented, nor does this pro forma data necessarily represent any future operating results. In addition to this summary financial data, you should also refer to the more complete financial information included elsewhere in this prospectus, including more complete historical results for our acquired businesses.

                 CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                               DATA FOR THE YEARS
                      ENDED DECEMBER 31, 1999 AND 1998: (1)

                                                    1999             1998
                                                    ----             -----
REVENUE:
Sales and other income                            $704,322          $919,280
Cost of goods sold                                 588,163           764,888
                                                   --------          --------

GROSS PROFIT ON SALES                              116,159           154,392

OPERATING EXPENSES ( 2 )( 3 )( 4 )               4,144,780           570,033
                                                  ---------          --------

NET LOSS                                       $(4,028,621)        $(415,641)
                                               ============        ==========

BASIC AND DILUTED LOSS PER SHARE                   $ (0.68)           $(0.09)
                                                   ========           =======

(1) The proforma combined statement of operations data assume that the mergers were consummated on January 1, 1998. The operating results of ETMC have been converted from a June 30 year end to a December 31 year end for comparability.

(2)  Includes  the  effect  of  goodwill   amortization  related  to  the  Xyros
acquisition prior to the consummation of the merger of $13,368 in 1999 and $80,208 in 1998

(3) Includes the effect of goodwill amortization related to the ETMC acquisition prior to the consummation of the merger of $20,640 in 1999 and $49,500 in 1998

(4) Includes additional depreciation expense related to ETMC's equipment purchase adjustment of $16,665 in 1999 and $39,996 in 1998

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
View Systems, Inc.
Columbia, Maryland


         We have audited the accompanying consolidated balance sheet of View Systems, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of View Systems, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

         As discussed in Note 14 to the accompanying consolidated financial statements, the Company has restated its financial statements for the years ended December 31, 1999 and 1998.








Stegman & Company
Baltimore, Maryland
July 20, 2001

                               VIEW SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1999
ASSETS
CURRENT ASSETS:
Cash                                                                $89,150
Accounts receivable                                                  93,278
Inventory                                                           141,213
                                                                    -------
Total current assets                                                323,641
                                                                    -------

PROPERTY AND EQUIPMENT:
Equipment                                                           234,699
Furniture and fixtures                                               28,595
Leasehold improvements                                                4,000
Software tools                                                       12,664
Vehicles 68,680
         ------
                                                                    348,638
Less accumulated depreciation                                        48,296
                                                                    -------
Net value of property and equipment                                 300,342
                                                                    -------

OTHER ASSETS:
Goodwill 1,007,518
Investments                                                          28,000
Due from affiliated entity                                           90,990
Due from stockholders                                                74,362
Deposits                                                              7,007
                                                                  ---------
Total other assets                                                1,207,877
                                                                  ---------

TOTAL ASSETS                                                     $1,831,860
                                                                 ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                   $174,106
Note payable - bank                                                  69,730
Notes payable - stockholders                                        110,000
Accrued interest payable                                             11,000
Other accrued liabilities                                            19,163
                                                                     ------
Total current liabilities                                           383,999
                                                                    -------

STOCKHOLDERS' EQUITY:
Common stock - par value $.01, 50,000,000 shares authorized,
issued and outstanding - 7,167,203                                    7,167
Additional paid-in capital                                        5,334,342
Accumulated deficit                                              (3,893,648)
                                                                 ----------
Total stockholders' equity                                        1,447,861
                                                                  ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $1,831,860
                                                                 ==========
See accompanying notes.




                               VIEW SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                     1999           1998
                                                                     ----           -----

         REVENUE:
         Sales and other income                                    $303,711             $ -
         Cost of goods sold                                         258,378               -
                                                                    -------               -

         GROSS PROFIT ON SALES                                       45,333               -
                                                                     ------               -

         OPERATING EXPENSES:
         Advertising and promotion                                   23,256           1,151
         Amortization of goodwill - Xyros                            95,375              -
         Business development expense                               140,000              -
         Contributions                                                2,500               -
         Depreciation                                                29,856           3,885
         Dues and subscriptions                                       3,379             250
         Employee compensation and benefits                       2,045,531              -
         Insurance                                                   17,038             442
         Interest                                                    51,262             217
         Investor relations                                         212,086          45,415
         Miscellaneous expense                                       19,009             282
         Office expenses                                             69,989             992
         Professional fees                                          317,100           9,500
         Rent                                                        74,228          16,325
         Repairs and maintenance                                     10,167              -
         Research and development                                   210,143              -
         Taxes - other                                                3,201              -
         Telephone                                                   28,398              -
         Travel and entertainment                                   105,813          11,040
         Utilities                                                   13,383             325
         Write-off of goodwill and other intangible assets          244,155              -
                                                                    -------              --

         Total operating expenses                                 3,716,229          89,824
                                                                  ---------          ------

         NET LOSS                                                (3,670,896)       $(89,824)
                                                                  =========        ========

         LOSS PER SHARE:
         Basic                                                       $(0.63)           (.02)
                                                                     ======            ====

         Diluted                                                     $(0.63)           (.02)
                                                                     ======            ====


See accompanying notes

                               VIEW SYSTEMS, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998






                                                                          Additional                          Total
                                                          Common            Paid-in       Accumulated     Stockholders'
                                                           Stock           Capital            Deficit         Equity
                                                           ------          --------           -------         -------

Balances at January 1, 1998                                $4,000          $156,420        $(132,928)         $27,492
Sale of common stock                                          167           249,833                -          250,000
Net loss                                                        -                 -          (89,824)         (89,824)
                                                                -                 -          -------          -------
Balances at December 31, 1998                               4,167           406,253         (222,752)         187,668

Sale of common stock                                          952         1,425,377                -        1,426,329
Redemption of common stock                                   (191)         (396,590)               -         (396,781)
Issuance of common stock (employee and
other compensation)                                         1,469         2,145,864                -        2,147,333
Issuance of common stock (Xyros acquisition)                  150           562,350                -          562,500
Issuance of common stock (ETMC acquisition)                   250           787,250                -          787,500
Issuance of common stock (debt conversion)                    370           403,838                -          404,208
Net loss                                                        -                 -       (3,670,896)      (3,670,896)
                                                           ------        ----------       ----------       ----------
Balances at December 31, 1999                              $7,167        $5,334,342      $(3,893,648)      $1,447,861
                                                           ======        ==========      ===========       ==========




See accompanying notes

                               VIEW SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                      1999            1998
                                                                      ----            ----

         CASH FLOWS FROM OPERATING ACTIVITIES:
         Net loss                                                    $(3,670,896)      $(89,824)
         Adjustments to reconcile net income to net cash
            provided by operating activities:
         Depreciation and amortization                                   125,591          3,885
         Write-off of goodwill and other intangible assets               244,155              -
         Employee and other compensation paid through
            the issuance of common stock                               2,147,333              -
         Employee compensation related to stock
            options granted                                               87,420              -
         Interest paid through issuance of common stock                   33,000              -
         Changes in operating assets and liabilities:
         Accounts receivable                                             (93,278)             -
         Inventory                                                      (141,213)             -
         Other assets                                                     (7,007)             -
         Accounts payable                                                150,333         17,088
         Accrued interest                                                 11,000              -
         Other accrued liabilities                                        19,163              -
                                                                          ------              -

         Net cash used in operating activities                        (1,094,399)       (68,851)
                                                                      ----------        -------

         CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchase of property and equipment                              (50,354)        (6,604)
         Funds advanced to affiliated entities                          (459,180)             -
         Investment in MediaComm Broadcasting Systems, Inc.              (28,000)             -
                                                                         -------              -

         Net cash used in investing activities                          (537,534)        (6,604)
                                                                        --------         ------

         CASH FLOWS FROM FINANCING ACTIVITIES:
         Proceeds/repayment of loans provided by stockholders            132,071         (6,599)
         Repayment of note payable - bank                                 (5,270)             -
         Proceeds from sales of stock                                  1,426,329        250,000
                                                                       ---------        -------

         Net cash provided by financing activities                     1,553,130        243,401
                                                                       ---------        -------

         NET (DECREASE) INCREASE IN CASH                                 (78,803)       167,946

         CASH AT BEGINNING OF YEAR                                       167,953              7
                                                                         -------        -------

         CASH AT END OF YEAR                                             $89,150       $167,953
                                                                         =======       ========

                               VIEW SYSTEMS, INC.
                      STATEMENTS OF CASH FLOWS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                              1999         1998
                                                              ----         -----

         Schedule of non-cash investing and financing transactions:

         Common stock issued to effect purchase of
         Eastern Tech Manufacturing, Inc.                      $787,500      $-
                                                               ========      ==

         Common stock issued to effect purchase of
         Xyros Systems, Inc.                                   $562,500      $-
                                                               ========      ==

         Debt issued to effect purchase of
         Eastern Tech Manufacturing, Inc.                      $148,184      $-
                                                               ========      ==

         Common stock issued for conversion of debt            $404,208      $-
                                                               ========      ==

         Common stock redeemed in exchange for receivable      $396,781      $-
                                                               ========      ==

         Cash paid during the period for:

         Interest                                               $45,379      $-
                                                                =======      ==

         Taxes                                                  $     -      $-
                                                                =======      ==





See accompanying notes

                               VIEW SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Operations
         --------------------

         View Systems, Inc. (the "Company") designs and develops computer software and hardware used in conjunction with surveillance capabilities. The technology utilizes the compression and decompression of digital inputs. Operations, from formation to June 30, 1999, have been devoted primarily to raising capital, developing the technology, promotion, and administrative function. As of July 1, 1999 the Company was no longer considered to be in the development stage.

         Basis of Consolidation
         ----------------------

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Real View Systems, Inc. ("Real
View"), Xyros Systems, Inc. ("Xyros") and Eastern Tech Manufacturing, Inc. ("ETMC"). All significant intercompany accounts and transactions have been eliminated in consolidation.

         Use of Estimates
         ----------------

         Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from the estimates that were used.

         Revenue Recognition
         -------------------

         The Company and its subsidiaries recognize revenue and the related cost of goods sold upon shipment of the product.

         Inventories
         -----------

Inventories are stated at the lower of cost or market. Cost is determined by the first-in-first-out method (FIFO).

         Property and Equipment
         ----------------------

         Property and equipment is recorded at cost and depreciated over their estimated useful lives, using the straight-line and accelerated depreciation methods. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the results of operations. The useful lives of property and equipment for purposes of computing depreciation are as follows:

         Equipment         5 - 7 years
         Software tools    3 years

         Repairs and maintenance charges which do not increase the useful lives of assets are charged to operations as incurred. Depreciation expense for the years ended December 31, 1999 and 1998 amounted to $29,856 and $4,706, respectively.

         Impairment of Long-Lived Assets
         -------------------------------

         Long-lived assets and identifiable intangibles (including goodwill) to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition.

         Income Taxes
         ------------

         Deferred income taxes are recorded under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences, measured by enacted tax rates, attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry-forwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the rate change becomes effective. Valuation allowances are recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

         Research and Development
         ------------------------

Research and development costs are expensed as incurred. Equipment and facilities acquired for research and development activities that have alternative future uses are capitalized and charged to expense over the estimated useful lives.

         Advertising
         -----------

         Advertising costs are charged to operations as incurred. Advertising costs for the years ended December 31, 1999 and 1998 were $23,256 and $3,959, respectively.

         Nonmonetary Transactions
         ------------------------

         Nonmonetary transactions are accounted for in accordance with Accounting Principles Board Opinion No. 29 Accounting for Nonmonetary Transactions which requires the transfer or distribution of a nonmonetary asset or liability to be based, generally, on the fair value of the asset or liability that is received or surrendered, whichever is more clearly evident.

         Financial Instruments
         ---------------------

         For most financial instruments, including cash, accounts receivable, accounts payable and accruals, management believes that the carrying amount approximates fair value, as the majority of these instruments are short-term in nature.

         Net Loss Per Common Share
         -------------------------

         Basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants. The calculation of the net loss per share available to common stockholders for the years ended December 31, 1999 and 1998 does not include potential shares of common stock equivalents, as their impact would be antidilutive.

         Segment Reporting
         -----------------

         The Company has determined that it does not have any separately reportable operating segments as of December 31, 1999 and 1998.

2. FINANCIAL CONDITION

         Since its inception, the Company has incurred significant losses and as of December 31, 1999 had an accumulated deficit of $3.9 million. For the year ended December 31, 1999 the Company's net loss, consisting primarily of non-cash stock based compensation, was $3.7 million. The Company believes that it will incur operating losses for the foreseeable future. There can be no assurance that the Company will be able to generate sufficient revenues to achieve or sustain profitability in the future. However, the Company believes that its current cash and cash equivalents, along with sales revenue and anticipated equity infusions, will be sufficient to sustain operations through December 31, 2001.

3. BUSINESS COMBINATIONS

         On October 6, 1998, the Company completed its acquisition of Real View located in Columbia, Maryland. As provided under the terms of the merger agreement, Real View became a wholly owned subsidiary of the Company and each of the outstanding shares of the common stock of Real View was converted into 1.33 shares of the Company's common stock. The Company issued 2,000,000 shares of its common stock in connection with the merger. This acquisition was accounted for as a pooling of interests and all financial statements and financial information contained herein have been restated to include the accounts and results of operations of Real View for all periods presented.

         On February 25, 1999, the Company acquired Xyros of Columbia, Maryland, a developer of a computer based system that captures video and audio data surveillance equipment, transmits and stores it within standard personal computer systems. Under the terms of the merger agreement, each of the 100 shares of Xyros's common stock will be exchanged for 1,500 shares of the Company's common stock. This acquisition is accounted for as a purchase.

         Condensed financial information for Xyros for the two months ended February 28, 1999 and the year ended December 31, 1998 is as follows:

                                           Two Months
                                               Ended          Year Ended
                                       February 28, 1999    December 31, 1998
                                       -----------------    -----------------
                                             (Unaudited)

      Sales and other income                      $6,346           $31,438
      Cost of goods sold                             100            20,891
                                                     ---            ------
      Gross profit on sales                        6,246            10,547
      Operating expenses                          62,081           186,567
                                                  ------           -------

      Net loss                                  $(55,835)        $(176,020)
                                                ========         =========

         In May of 1999, the Company completed its acquisition of ETMC, a computer parts and accessories manufacturer. The business combination was accounted for as a purchase in which each outstanding share of ETMC common stock was converted into the right to receive a number of shares of the Company's common stock. At closing, the purchase price (as defined in the agreement and plan of merger) of $935,684 was paid by the issuance of 250,000 shares of common stock and the assumption of liabilities for both legal fees and a non-compete clause. The excess cost over net liabilities acquired of $495,344 was recorded as goodwill.

         Condensed financial information for ETMC for the nine months ended March 31, 1999 and the year ended June 30, 1998, ETMC's fiscal year, is as follows:

                                              Nine Months
                                                 Ended             Year Ended
                                             March 31, 1999      June 30, 1998
                                            ---------------     -------------
                                                                  (Unaudited)

      Sales and other income                    $716,250          $820,683
      Cost of goods sold                         620,740           660,340
                                                 -------           -------
      Gross profit on sales                       95,510           160,343
      Operating expenses                          95,756           164,085
                                                  ------           -------

      Net loss                                      $246          $ (3,742)
                                                    ====           =======

         The following unaudited condensed pro forma summary presents the consolidated results of operations for the years ended December 31, 1999 and 1998 of the Company as if the purchase business combinations had occurred January 1, 1998:

                                                  1999              1998
                                                  ----              ----
                                              (unaudited)       (unaudited)

       Sales and other income                    $704,322         $ 919,280
       Cost of goods sold                         588,163           764,888
                                                  -------           -------
       Gross profit on sales                      116,159           154,392
       Operating expenses                       4,144,780           570,033
                                                ---------           -------
       Net loss                              $ (4,028,621)        $(415,641)
                                              ===========         =========

         The above amounts are based upon certain assumptions and estimates which the Company believes are reasonable. The pro forma results do not necessarily represent results which would have occurred if the business combination had taken place at the date and on the basis assumed above.

4. INVENTORY

         Inventories at December 31, 1999 consisted of the following:

         Finished goods             $  42,000
         Work in process               32,563
         Raw materials                 66,650
                                       ------
                                    $ 141,213
                                    =========

         The Company did not have any inventory as of December 31, 1998.

5. DUE FROM AFFILIATED ENTITIES

         The Company has advanced non-interest funds to its Chief Executive Officer, a member of his family and a related corporation controlled by the Chief Executive Officer. There were no formal repayment terms associated with these advances. The amount outstanding at December 31, 1999 was $165,352.

         Of the $165,352 due from affiliates, $90,990 is due from a related corporation - View Technologies, Inc. The two companies enter into various transactions throughout the year to provide working capital to one another when necessary.

         Additionally, the Company has entered into a licensing agreement with View Technologies, Inc. Under the terms of this agreement, the Company will pay a source code license fee for use of compression software in an amount equal to 5% of gross sales derived from use of the software. Payment of this fee will cease when total fees of $50,000 have been paid. In addition, upon delivery of a copy of the software to a customer, the Company will remit a sublicense fee equal to 5% of gross sales to View Technologies, Inc. This software license agreement commenced in October 1998 and has a ten year term. At December 31, 1999, the Company has yet to generate any sales with respect to this agreement.

6. INVESTMENTS

         The Company owns approximately 14% of the common stock of a privately held entity known as MediaComm Broadcasting Systems, Inc.("MediaComm"). There is no market for the entity's common shares, and it was impracticable to estimate fair value of the Company's investment. The investment is carried on the balance sheet at original cost of $28,000 or $. 03 a share. Following is a summary of pertinent information about the entity at and for the year ended June 30, 1999:

         Total assets      $28,129
                           -------
         Total equity      $26,630
                           -------
         Net loss          $82,780)
                           -------

7. INTANGIBLE ASSETS

         In relation to the business combination with ETMC accounted for under the purchase method of accounting, the Company recorded goodwill in the amount of $495,344. This amount was based on the difference between the fair market value of the Company's stock at the acquisition date and the fair value of ETMC's net assets. During the fourth quarter of 1999, management conducted a thorough review of ETMC's operations, including customer base, current production capacity, and job order backlog. Based on this review, the Company recognized an impairment loss in the amount of $199,009. The remaining goodwill is being amortized over a 10 year period.

         In relation to the business combination with Xyros accounted for under the purchase method of accounting, the Company recorded goodwill in the amount of $802,069. This amount was based on the difference between the fair market value of the Company's stock at the acquisition date and the fair market value of Xyros's net assets and is being amortized on a straight-line basis over a ten year period. Amortization expense from the purchase date of February 25, 1999 through December 31, 1999 was $66,839.

         Software development costs of $72,223 relating to internal costs associated with a software product that the Company will not market were also written-off to expense during 1999.

8. NOTE PAYABLE - BANK

         One of the Company's subsidiaries has a demand note payable with a bank having an outstanding balance of $69,730 as of December 31, 1999. The note bears interest equivalent to the prime rate plus 2% per annum payable monthly and is personally guaranteed by three stockholders and former officers of the Company.

9. NOTE PAYABLE - STOCKHOLDERS

         In connection with the acquisition of Xyros, the Company assumed liabilities evidenced by notes payable to the stockholders of Xyros. The notes carry an annual interest rate of 10% with interest paid monthly. The notes were due December 31, 1999. The Company has not fulfilled its obligation to repay the notes because of a dispute with the former Xyros stockholders. The matter is currently in litigation.

10. INCOME TAXES

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         The components of the net deferred tax asset and liability as of December 31, 1999 are as follows:

         Effect of net operating loss carry-forward   $563,000
         Less valuation allowance                     (563,000)
                                                      --------
         Net deferred tax asset (liability)           $    -
                                                      =========

         The Company has recorded a valuation allowance in an amount equal to the deferred tax asset resulting from its net operating loss carry-forward. The Company has net operating loss carry-forwards of approximately $1,500,000 at December 31, 1999.

11. STOCK-BASED COMPENSATION

         During the year ended December 31, 1999 the Company granted restricted stock, incentive stock options, non-qualified stock options, and warrants to employees, officers, and independent contractors and consultants.

Restricted Stock Grants

         The Company's Board of Directors and stockholders have approved a restricted share plan under which shares of the Company's common stock will be granted to employees, officers, and directors at the discretion of the Board of Directors. During 1999 the Company issued the following shares under this plan and additional shares at the direction of the Board of Directors:

                                                          Number      Expense
                                                         of Shares   Recognized

         Officers and employees                          1,100,000   $1,755,000
         Independent contractors and consultants           369,000      392,333
                                                         ---------   ----------
                                                         1,469,000   $2,147,333
                                                         =========   ==========

         Officers' and employees' compensation in the amount of $1,755,000 was based on the fair market value of the common stock issued on the date of the grant less a discount of 10% due to the restricted nature of the grant. Independent contractors and consultants expense of $392,333 was based on the estimated value of services rendered.

Stock Options and Warrants

         The Company adopted the 1999 Stock Option Plan during the year. The Plan reserves 4,500,000 shares of the Company's unissued common stock for options. Options, which may be tax qualified and non-qualified, are exercisable for a period of up to ten years at prices at or above market price as established on the date of grant.

         A  summary  of  the  Company's   stock  option   activity  and  related
information for the year ended December 31, 1999 is as follows:

                                            Common            Weighted
                                            Stock             Average            Range of
                                            Options           Exercise Price     Exercise Prices
                                            -------           --------------     ---------------

Outstanding at beginning of year             $-               $-
Granted                                       504,860          1.56               $0.01 - $2.07
Exercised                                     -                -
Expired/cancelled                             -                -
                                              -                -
Outstanding at end of year                    504,860         $1.56               $0.01 - $2.07
                                              ========         =====              =============

         Additionally, the Company has issued warrants to purchase the Company's stock as follows:

                                             Common           Weighted
                                             Stock            Average            Range of
                                             Warrants         Exercise Price     Exercise Prices
                                             --------         --------------     ---------------

Outstanding at beginning of year              -               $-                 $-

Granted                                       454,000          2.00               2.00
Exercised                                     -                -
Expired/cancelled                             -                -                  -
                                              -                -                  -
Outstanding at end of year                    454,000         $2.00              $2.00
                                              =======         =====               ====


         The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No.123, Accounting for Stock-Based Compensation (SFAS No.123), but applies Accounting Principle Board Opinion No.25 and related interpretations. Compensation expense relating to the granting of stock options at grant prices below the fair value at the date of grant was $87,420 for the year ended December 31, 1999. The fair value of these equity awards was estimated at the date of grant using a Black-Schools option pricing model with the following weighted average assumptions for 1999: risk-free interest rate of 5.97% - 6.09%; expected volatility of 70.0%; expected option life of 2 years from vesting and an unexpected dividend yield of 0. 0%. If the Company had elected to recognize cost based on the fair value at the grant dates consistent with the method prescribed by SFAS No.123, net loss and loss per share would have been changed to the pro forma amounts for the year ended December 31, 1999 as follows:

                    As Reported                     Pro Forma
            Year    Net               Per           Net               Per
            Ended   Loss              Share         Loss              Share
            -----   ----              -----         -----             -----
            1999    $(3,670,896)      $(0.63)       $(3,937,409)     $(0.68)
                    ===========       ======        ===========      ======

12. RELATED PARTY TRANSACTIONS

         During the year ended December 31, 1999 the Company redeemed 59,860 shares owned by the Chief Executive Officer for $50,000 in cash and the elimination of $67,719 due to the Chief Executive Officer for a total consideration of $117,719.

13. SUBSEQUENT EVENT

         On February 18, 2000 the Company sold to an accredited institutional investment entity 800,000 shares of the Company's common stock, a warrant to purchase (i) 1,000,000 shares of common stock during the five-month period following February 18, 2000, at an exercise price of $2.00 per share, and (ii) 500,000 shares of common stock during the six-month period following February 18, 2000, at an exercise price of $2.00 per share, and another warrant to purchase 1,000,000 shares of common stock during the three-year period following February 18, 2000, at an exercise price of $2.00 per share. At closing, the Company received $400,000. The shares were issued pursuant to Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The securities purchased pursuant to the investment carry demand and piggyback registration rights.

14. RESTATEMENT OF FINANCIAL STATEMENTS

         The Company has restated its financial statements for the years ended December 31, 1999 and 1998 to account for the acquisition of Xyros as a purchase and to adjust the impairment loss recognized on the goodwill associated with the ETMC acquisition. Accordingly such statements have been restated as follows:


                                                               1999                              1998
                                                               ----                              ----
                                                            As                                 As
                                                      Reported          Restated         Reported          Restated


         Sales and other income                       $310,057          $303,711          $31,438                $-
         Cost of goods sold                            258,478           258,378           20,891                 -
         Gross profit                                   51,579            45,333           10,547                 -
         Total operating expenses                    3,983,910         3,716,229          254,104            89,824
         Net loss                                    3,932,331        (3,670,896)        (243,557)          (89,824)
         Net loss per share (basic and diluted)           0.68              0.63             0.06              0.02


         Goodwill                                            -         1,007,518
         Total assets                                  824,342         1,831,860
         Additional paid-in capital                  4,771,992         5,334,342
         Accumulated deficit                        (4,330,816)       (3,893,648)
         Total stockholders' equity                    448,343         1,447,861




                               VIEW SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000

                                                        September 30,    December 31,
                                                             2000               1999                (Unaudited)
                                                        -------------    ----------------
CURRENT ASSETS:
    Cash                                                $      44,043    $     89,150
    Accounts receivable                                        42,227          93,278
    Inventory                                                 218,070         141,213
                                                         ------------    ------------
             Total current assets                             304,340         323,641
                                                         ------------    ------------

PROPERTY AND EQUIPMENT:
    Equipment                                                364,641          344,638
    Leasehold improvements                                    20,261            4,000
                                                        -------------    ------------
                                                             384,902          348,638
        Less accumulated depreciation                        (83,822)         (48,296)
                                                        ------------     ------------
             Net value of property and equipment             301,080          300,342
                                                        ------------     ------------

OTHER ASSETS:
    Goodwill                                                 925,675         1,007,518
    Investments                                               28,000            28,000
    Due from affiliated entity                               103,433            90,990
    Due from stockholders                                     14,324            74,362
    Deposits                                                   8,660             7,007
                                                        ------------     -------------
             Total other assets                            1,080,092         1,207,877
                                                        ------------     -------------
             TOTAL ASSETS                               $  1,685,512     $   1,831,860
                                                        ============     =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable                                    $   335,783      $     174,106
    Note payable - bank                                      46,564             69,730
    Notes payable - stockholders                            110,000            110,000
    Accrued interest payable                                 19,250             11,000
    Other accrued liabilities                                39,073             19,163
                                                       ------------      -------------
             Total current liabilities                      550,670            383,999
                                                       ------------      -------------

STOCKHOLDERS' EQUITY:
    Common stock - par value $0.001
       50,000,000 shares authorized,
       8,552,259 shares issued and outstanding                8,552               -
       7,167,203 shares issued and outstanding                  -                7,167
    Additional paid-in capital                            6,199,311          5,334,342
    Accumulated deficit                                  (5,073,021)        (3,893,648)
                                                       ------------      -------------
             Total stockholders' equity                   1,134,842          1,447,861
                                                       ------------      -------------

       TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY                        $ 1,685,512      $   1,831,860
                                                       ============      =============

See accompanying Notes

                               VIEW SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                                          Three Months Ended                Nine Months Ended
                                                          ------------------                -----------------
                                                     September 30,    September 30    September 30,     September 30
                                                           2000            1999            2000             1999
                                                     -------------     -------------  ------------     ------------


REVENUE:
         Sales of security systems                   $      31,719     $      11,647  $    146,979      $    11,647
         Sales of assembled electronic components           34,848           141,583       261,080          182,844
                                                     -------------     -------------  ------------      -----------

              Total sales                                   66,567           153,230       408,059          194,491

              Cost of goods sold                            20,412           141,199       211,168          154,068
                                                     -------------     -------------  ------------      -----------

GROSS PROFIT ON SALES                                       46,155            12,031       196,891           40,423
                                                     -------------     -------------  ------------      -----------

OPERATING EXPENSES:
         Advertising and promotion                           1,283                -         12,663              -
Amortization                                                27,281            12,384        81,843           16,512
         Depreciation                                       11,293            15,415        33,404           22,039
         Dues and subscriptions                                495             1,175         2,741            1,494
         Insurance                                           5,694             4,961        13,174           11,156
         Interest                                            4,022             5,595        15,570           17,585
         Investor relations                                 15,488           155,141        49,353          166,392
         Miscellaneous expense                              11,338             4,533        13,777            8,417
         Office expenses                                    26,102            25,687        92,311           79,292
         Professional fees                                 110,757           291,637       282,013          427,797
         Rent                                               26,746             7,495        81,590           30,395
         Repairs and maintenance                             1,158            10,754         8,165           14,277
         Research and development                           34,538                -        143,840            2,698
         Salaries and benefits                             137,103           724,087       420,032        1,155,541
         Sales promotions                                   25,796                -         74,050              -
         Taxes - other                                         362             2,393         4,667            3,201
         Travel                                              4,882            28,884        34,412           66,847
         Utilities                                           4,875             3,363        12,659           10,360
                                                     -------------     -------------   -----------     ------------

         Total operating expenses                          449,213         1,293,504     1,376,264        2,034,003
                                                     -------------     -------------   -----------     ------------

NET LOSS FOR THE THREE MONTHS                        $    (403,058)      $(1,281,473)  $(1,179,373)    $ (1,993,580)
                                                     =============     =============   ===========     ============

LOSS PER SHARE:
     Basic                                           $       (0.05)    $      (0.19)  $     (0.15)     $      (0.39)
                                                     =============     ============   ===========      ============

     Diluted                                         $       (0.05)    $      (0.19)  $     (0.15)     $      (0.39)
                                                     =============     ============   ===========      ============

See Accompanying Notes

                               VIEW SYSTEMS, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                                                Additional         Total
                                             Common               Paid-In       Accumulated      Stockholders'
                                             Stock                Capital         Deficit            Equity
                                            -------            -----------   ---------------     -------------

Balances at January 1, 1999                 $ 4,167           $    406,253   $      (222,752)    $     187,668

    Sale of common stock                        814              1,049,535                 -         1,050,349

    Issuance of common stock
      (Xyros acquisition)                       150                562,350                 -           562,500

    Redemption of common stock                 (191)              (396,590)                -          (396,781)

    Issuance of common stock
      (employee and other compensation)       1,469              1,240,864                 -         1,242,333

    Issuance of common stock
      (ETMC acquisition)                        250                787,250                 -           787,500

    Issuance of common stock
      (debt conversion)                         170                194,038                 -           194,208

    Net loss for the nine months
      ended September 30, 1999                    -                      -        (1,993,580)       (1,993,580)
                                            -------          -------------     -------------     -------------

Balances at September 30, 1999 (unaudited)    6,829             3,843,700         (2,216,332)        1,634,197

    Sale of common stock                        138             1,280,842                  -         1,280,980

    Issuance of common stock
      (debt conversion)                         200               209,800                  -           210,000

    Net loss for the period of October 1, 1999
      to December 31, 1999                        -                     -         (1,677,316)       (1,677,316)
                                           --------          ------------      -------------     -------------

Balances at December 31, 1999                 7,167             5,334,342         (3,893,648)        1,447,861

    Sale of common stock                      1,285               863,991                  -           865,276

    Stock options exercised                     100                   978                  -             1,078

    Net loss for the nine months
      ended September 30, 2000                    -                     -         (1,179,373)       (1,179,373)
                                           --------          ------------      -------------     -------------

Balances at September 30, 2000(Unaudited)  $  8,552          $  6,199,311      $   5,073,021     $   1,134.842
                                           ========          ============      =============     =============

See Accompanying Notes

                               VIEW SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                                                       September 30,     September 30,
                                                                            2000               1999
                                                                       --------------   ---------------
                                                                          (Unaudited)      (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                           $(1,179,373)     $(1,993,581)
    Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation and amortization                                       115,247           38,552
       Employee and other compensation
         paid with stock                                                         -        1,242,333
       Changes in operating assets and liabilities:
         Accounts receivable                                                51,051           56,819
         Inventory                                                         (76,839)         (63,996)
         Deposits and other assets                                          (1,653)             -
         Accounts payable                                                  162,489           (1,455)
         Accrued interest                                                    8,250            8,250
         Other accrued liabilities                                          19,910           20,202
Software development cost                                                        -           20,490
                                                                        ----------       ----------

    Net cash used in operating activities                                 (900,918)        (672,387)
                                                                        ----------       ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                     (34,972)         (26,958)
    Funds advanced to affiliated entities                                  (12,443)        (447,792)
    Investment in MediaComm Broadcasting, Inc.                                   -          (28,000)
                                                                        ----------       ----------

       Net cash used in investing activities                               (47,415)        (502,750)
                                                                        ----------       ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Funds advanced (to) from shareholders                                   60,038          431,315
    Repayment of note payable - bank                                       (23,166)          (4,291)
    Proceeds from sales of stock                                           866,354        1,050,192
    Redemption of stock                                                          -         (396,781)
                                                                        ----------       ----------

       Net cash provided by financing activities                           903,226        1,080,435
                                                                        ----------       ----------

NET INCREASE (DECREASE) IN CASH                                            (45,107)         (94,702)

CASH AT BEGINNING OF PERIOD                                                 89,150          169,899
                                                                        ----------       ----------

CASH AT END OF PERIOD                                                   $   44,043       $   75,197
                                                                        ==========       ==========


See Accompanying Notes

                                VIEW SYSTEMS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              Nature of Operations
              --------------------

                  View Systems, Inc. (the "Company") designs and develops computer software and hardware used in conjunction with surveillance capabilities. The technology utilizes the compression and decompression of digital inputs. Operations, from formation to June 30, 1999, have been devoted primarily to raising capital, developing the technology, promotion, and administrative function. As of July 1, 1999 the Company was no longer considered to be in the development stage.

              Basis of Consolidation
              ----------------------

                  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Real View Systems, Inc. ("Real View"), Xyros Systems, Inc. ("Xyros") and Eastern Tech Manufacturing, Inc. ("ETMC"). All significant intercompany accounts and transactions have been eliminated in consolidation.

              Use of Estimates
              ----------------

                  Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from the estimates that were used.

              Revenue Recognition
              -------------------

                  The Company and its subsidiaries recognize revenue and the related cost of goods sold upon shipment of the product.

              Inventories
              -----------

                  Inventories are stated at the lower of cost or market. Cost is determined by the last-in-first-out method (LIFO).

              Property and Equipment
              ----------------------

                  Property and equipment is recorded at cost and depreciated over their estimated useful lives, using the straight-line and accelerated depreciation methods. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the results of operations. The useful lives of property and equipment for purposes or computing depreciation are as follows:

                           Equipment                      5-7 years
                           Software tools                   3 years

                  Repairs and maintenance charges which do not increase the useful lives of assets are charged to operations as incurred. Depreciation expense for the years ended September 30, 2000 amounted to $33,404 and $15,415 respectively.

              Impairment of Long-Lived Assets
              -------------------------------

                  Long-lived assets and identifiable intangibles (including goodwill) to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition.

              Income Taxes
              ------------

                  Deferred income taxes are recorded under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences, measured by enacted tax rates, attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the rate change becomes effective. Valuation allowances are recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

              Research and Development
              ------------------------

                  Research and development costs are expensed as incurred. Equipment and facilities acquired for research and development activities that have alternative future uses are capitalized and charged to expense over the estimated useful lives.

              Advertising
              -----------

                  Advertising costs are charged to operations as incurred. Advertising costs for the years ended September 30, 2000 were $12,663.

              Monetary Transactions
              ---------------------

                  Nonmonetary transactions are accounted for in accordance with Accounting Principles Board Opinion No. 29 Accounting for Nonmonetary Transactions which requires the transfer or distribution of a nonmonetary asset or liability to be based, generally, on the fair value of the asset or liability that is received or surrendered, whichever is more clearly evident.

              Financial Instruments
              ---------------------

                  For most financial instruments, including cash, accounts receivable, accounts payable and accruals, management believes that the carrying amount approximates fair value, as the majority of these instruments are short-term in nature.

              Net Loss Per Common Share
              -------------------------

                  Basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants. The calculation of the net loss per share available to common stockholders for the years ended September 30, 2000 does not include potential shares of common stock equivalents, as their impact would be antidilutive.

              Segment Reporting
              -----------------

                  The  company  has  determined   that  it  does  not  have  any
separately reportable operating segments as of September 30, 2000.

2.  FINANCIAL CONDITION

              Since its inception, the Company has incurred significant losses and as of September 30, 2000 had an accumulated deficit of $5 million. The Company believes that it will incur operating losses for the foreseeable future. There can be no assurance that the Company will be able to generate sufficient revenues to achieve or sustain profitability in the future. However, the Company believes that its current cash and cash equivalents, along with sales revenue and anticipated equity infusions, will be sufficient to sustain operations through September 30, 2001.

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Eastern Tech Manufacturing Corporation

         We have  audited  the  accompanying  balance  sheets  of  Eastern  Tech
Manufacturing Corporation as of June 30, 1998 and 1997 and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eastern Tech Manufacturing Corporation as of June 30, 1998 and 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




Davis, Sita & Company

February 8, 2001

                     EASTERN TECH MANUFACTURING CORPORATION
                                  BALANCE SHEET
                             JUNE 30, 1998 AND 1997

  ASSETS

                                                     1998            1997
                                                     ----            ----

  CURRENT ASSETS:
  --------------
  Cash                                             $8,970          $6,538
  Accounts receivable                              33,138          71,590
  Prepaid expenses                                  1,669               -
                                                    -----               -

  Total current assets                             43,777          78,128
                                                   ------          ------

  PROPERTY AND EQUIPMENT:
  ----------------------
  Equipment, at cost                              154,935         141,571
  Less accumulated depreciation                    83,879          81,970
                                                   ------          ------

  Cost less accumulated depreciation               71,056          59,601
                                                   ------          ------


  TOTAL ASSETS                                   $114,833        $137,729
                                                 ========        ========


  LIABILITIES AND STOCKHOLDER'S EQUITY

  CURRENT LIABILITIES:
  -------------------
  Accounts payable                                $48,807         $67,961
  Loans from stockholder                           42,953          42,953
                                                   ------          ------

  Total current liabilities                        91,760         110,914
                                                   ------         -------

  STOCKHOLDER'S EQUITY:
  --------------------
  Common stock - par value $1. 00
  500 shares authorized, issued and outstanding       500             500
  Retained earnings                                22,573          26,315
                                                   ------          ------

  Total stockholder's equity                       23,073          26,815
                                                   ------          ------

  TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                           $114,833        $137,729
                                                 ========        ========

  See Notes To Financial Statements

                     EASTERN TECH MANUFACTURING CORPORATION
                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997



                                                 1998                1997
                                                 ----                ----


  REVENUE:
  Sales of assembled electronic components      $820,683         $1,942,563
                                                --------         ----------

  COST OF SALES:
  -------------
  Material                                       484,961          1,307,755
  Labor                                          175,379            310,205
                                                 -------            -------

  Cost of sales                                  660,340          1,617,960
                                                 -------          ---------

  Gross profit                                   160,343            324,603
                                                 -------            -------

  OPERATING EXPENSES:
  ------------------
  Salaries and benefits                           43,844             61,480
  Rent                                            43,029            101,015
  Taxes (principally payroll)                     26,981             42,144
  Other operating expenses                        25,683             88,895
  Insurance                                       22,639             23,507
  Depreciation                                     1,909              5,758
                                                   -----              -----

  Total operating expenses                       164,085            322,799
                                                 -------            -------

  NET INCOME (LOSS) FOR THE YEAR                 (3,742)              1,804

  RETAINED EARNINGS, BEGINNING OF YEAR            26,315             24,511
                                                  ------             ------

  RETAINED EARNINGS, END OF YEAR                 $22,573           $ 26,315
                                                 =======           ========




See Notes To Financial Statements

                     EASTERN TECH MANUFACTURING CORPORATION
                            STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997



                                                           1998         1997
                                                           ----         ----

 CASH FLOWS FROM OPERATING ACTIVITIES:
 ------------------------------------
 Net income (loss)                                        $(3,742)      $1,804
 Adjustments to reconcile net income to net cast
    provided by operating activities:
 Depreciation                                                1,909       5,758
 Changes in operating assets and liabilities:
 Accounts receivable                                        38,452           -
 Prepaid expenses                                           (1,669)          -
 Accounts payable                                          (19,154)    (44,762)
                                                          --------     -------

 Net cash provided by (used in) operating activities        15,796     (37,200)
                                                            ------     -------

 CASH FLOWS FROM INVESTING ACTIVITIES:
 ------------------------------------
 Purchase of property and equipment                        (13,364)    (31,883)

 CASH FLOWS FROM FINANCING ACTIVITIES:
 ------------------------------------
 Funds advanced (to) from stockholders                           -      40,725
                                                                 -      ------

 NET INCREASE (DECREASE) IN CASH                             2,432     (28,358)

 CASH AT BEGINNING OF PERIOD                                 6,538      34,896
                                                             -----      ------

 CASH AT END OF PERIOD                                      $8,970      $6,538
                                                            ======      ======

                     EASTERN TECH MANUFACTURING CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1997



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------
Organization
------------
Eastern Tech Manufacturing Corporation (The "Company") is a Maryland corporation organized in May 1985. The Company is engaged in the business of assembling electronic components under various short-term, task oriented contracts and purchase orders.

Method of Accounting
--------------------
The financial statements of the Company have been prepared on the accrual basis of accounting. Under this method, certain revenues are recognized when earned, and certain expense and purchases of assets are recognized when the obligations if incurred.

Management's Estimates
----------------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition
-------------------
The Company recognizes revenue and the related cost of goods sold upon shipment of the product.

Accounts Receivable
-------------------
Management reflects as accounts receivable only those accounts which it considers to be collectable. Uncollectable accounts are written off when collection is in doubt.

Property and Equipment
----------------------
Property and equipment are stated at cost. Depreciation is computed under accelerated methods with useful lives ranging from 5 to 7 years. Expenditures for major renewals and betterments which extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Financial Instruments
---------------------
For most financial instruments, including cash, accounts receivable, accounts payable and accruals, management believes that the carrying amount approximates fair value, as the majority of these instruments are short-term in nature.

Income Taxes
------------
The Company is subject to Federal and state corporate income taxes on its net taxable income. As of June 30, 1998 the Company owed no Federal or state income taxes.

NOTE 2 - LOANS FROM STOCKHOLDER
-------------------------------
At June 30, 1998 and 1997, the Company had borrowed $42,953 from its principal stockholder. The loans are unsecured and payable on demand. There is no provision for interest.

NOTE 3 - RELATED PARTY TRANSACTIONS
-----------------------------------
The Company leased its office and manufacturing facility from its principal stockholder under a month-to-month arrangement. Rent paid to the stockholder amounted to $43,029 for the year ended June 30, 1998 and $101,015 for the year ended June 30, 1997.

NOTE 4 - SUBSEQUENT EVENT
-------------------------
During May 1999 all of the Company's outstanding common stock was purchased by View Systems, Inc. for $935,684. The purchase price was paid for with 250,000 shares of View's common stock. The transaction also included the assumption of various liabilities and legal fees by View as well as a non-compete clause.

                     EASTERN TECH MANUFACTURING CORPORATION
                                  BALANCE SHEET
                                 MARCH 31, 1999
                                   (UNAUDITED)

ASSETS
CURRENT ASSETS:
Cash                                                            $9,537
Accounts receivable                                             35,261
Inventory                                                       30,210
                                                                ------

Total current assets                                            75,008
                                                                ------

PROPERTY AND EQUIPMENT:
Equipment, at cost                                             154,935
Less accumulated depreciation                                   86,874
                                                                ------
Net value of equipment                                          68,061
                                                                ------

TOTAL ASSETS                                                  $143,069


LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
Accounts payable                                               $15,076
Loans from stockholder                                         101,816
Other accrued liabilities                                        3,350
                                                                 -----

Total current liabilities                                      120,242
                                                               -------

STOCKHOLDER'S EQUITY
Common Stock - par value $1. 00, 1000 shares authorized,
100 shares issued and outstanding                                  500
Retained earnings                                               22,327
                                                                ------

Total stockholder's equity                                      22,827
                                                                ------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                    $143,069
                                                              ========

                     EASTERN TECH MANUFACTURING CORPORATION
                            STATEMENTS OF OPERATIONS
                FOR THE NINE MONTHS ENDED MARCH 31, 1999 AND 1998
                                   (UNAUDITED)



                                                   1999              1998
                                                   ----              ----
                                              (unaudited)       (unaudited)
REVENUE:
Sales of assembled electronic components         $716,250         $615,512
                                                 --------         --------

COST OF SALES:
Material                                          423,089          363,721
Labor                                             197,651          131,534
                                                  -------          -------

Cost of sales                                     620,740          495,255
                                                  -------          -------

Gross profit                                       95,510          120,257
                                                   ------          -------

OPERATING EXPENSES:
Salaries and benefits                              20,977           35,250
Rent                                               28,000           30,576
Payroll and other taxes                            20,236           22,420
Other operating expenses                           26,543           34,298
                                                   ------           ------

Total operating expenses                           95,756          122,544
                                                   ------          -------

NET LOSS                                             (246)          (2,287)

RETAINED EARNINGS AT BEGINNING OF PERIOD           22,573           26,315
                                                   ------           ------

RETAINED EARNINGS AT END OF PERIOD                $22,327          $24,028
                                                  =======          =======

                     EASTERN TECH MANUFACTURING CORPORATION
                             STATEMENTS OF CASH FLOW
                FOR THE NINE MONTHS ENDED MARCH 31, 1999 AND 1998
                                   (UNAUDITED)


                                                            1999        1998
                                                            ----        ----
                                                         (unaudited) (unaudited)

CASH  FLOWS FROM OPERATING ACTIVITIES:
Net Loss                                                     $ (246)   $ (2,287)
Adjustments to reconcile net (loss) income to net cash
Provided by operating activities:
Depreciation                                                  2,995       1,432
Changes in operating assets and liabilities:
Accounts receivable                                          (2,123)     27,067
Inventory                                                   (30,210)          -
Prepaid expenses                                              1,669           -
Accounts payable                                            (33,731)    (14,365)
Other accrued liabilities                                     3,350           -
                                                              -----           -
                                                            (58,296)     11,847
                                                           --------      ------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment                                -      10,023
                                                                  -      ------

CASH FLOWS FROM FINANCING ACTIVITIES
Funds advanced (to) from stockholder                         58,863           -
                                                             ------           -

NET INCREASE (DECREASE) IN CASH                                 567       1,824

CASH AT BEGINNING OF PERIOD                                   8,970       6,538
                                                              -----       -----

CASH AT END OF PERIOD                                        $9,537      $8,362

To the  Board of  Directors  and  stockholders  Xyros  Systems,  Inc.
Columbia, Maryland

We have audited the accompanying balance sheet of Xyros Systems, Inc. as December 31, 1998 and the related statements of operations and accumulated deficit and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xyros Systems, Inc. as December 31, 1998, and the results of its operations and cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

Stegman & Company
Baltimore, Maryland
February 8, 2001

                               XYROS SYSTEMS, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1998

ASSETS
CURRENT ASSETS:
Cash                                                           $1,946
         Accounts receivable                                   13,599
Inventory                                                       4,574
                                                                -----

 Total current assets                                          20,119
                                                               ------

PROPERTY AND EQUIPMENT:
Computer hardware                                               1,666
Software                                                        2,438
                                                                -----
                                                                4,104
 Less accumulated depreciation                                   (821)
                                                                -----

 Net value of property and equipment                            3,283
                                                                -----

 TOTAL ASSETS                                                 $23,402
                                                              =======


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                6,298
Note payable - bank                                            65,000
Notes payable - stockholders                                  155,000
Other accrued liabilities                                       2,915
                                                                -----

 Total current liabilities                                    229,213
                                                              -------

 STOCKHOLDERS' EQUITY
         Common Stock - par value $1.00, 1000 shares authorized,
 100 shares issued and outstanding                                100
Accumulated deficit                                          (205,911)
                                                             --------

 Total stockholders' equity                                  (205,811)
                                                             --------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $23,402
                                                              =======



                             See accompanying notes

                               XYROS SYSTEMS, INC.
                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997




                                                        1998              1997
                                                        ----              ----
REVENUE:
Sales and other income                                $31,438                $-
Cost of goods sold                                     20,891                --
                                                       ------              ----

GROSS PROFIT ON SALES                                  10,547                --
                                                       ------              ----

OPERATING EXPENSES:
Advertising and promotion                               2,819                 -
Depreciation                                              821                 -
Employee compensation and benefits                     90,008                 -
Insurance                                                 826                 -
Interest                                                9,837                 -
Office expenses                                        16,426             2,147
Professional fees                                       1,529             9,717
Rent                                                   35,879                 -
Research and development expenses                      22,077            16,387
Utilities                                               3,921                 -
Travel                                                  2,424             1,640

Total operating expenses                              186,567            29,891
                                                      -------          --------

NET LOSS                                             (176,020)          (29,891)
                                                     ========          ========

ACCUMULATED DEFICIT AT BEGINNING OF YEAR              (29,891)                -

ACCUMULATED DEFICIT AT END OF YEAR                  $(205,911)         $(29,891)
                                                     ========          ========


BASIC NET LOSS PER SHARE                           $(1,760.20)         $(298.91)
                                                    =========          ========



See accompanying notes

                               XYROS SYSTEMS, INC.
                  STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
                           DECEMBER 31, 1998 AND 1997




                                                            1998         1997
                                                            ----         ----

 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                $ (176,020)   $(29,891)
 Adjustments to reconcile net loss to net cash used by
  operating activities - Depreciation                           821          -
 Changes in operating assets and liabilities:
 Accounts receivable                                        (13,599)         -
 Inventory                                                   (4,574)         -
 Accounts payable                                             6,289          -
 Other accrued liabilities                                    3,024          -
                                                              -----          -

 Net cash used by operating activities                     (184,059)    (29,891)
                                                          ---------    --------

 CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment                          (4,104)         -
                                                            -------          -

 CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from bank note payable                             65,000          -
 Proceeds from stockholder notes payable                    125,000     30,000
                                                            -------     ------

 Net cash provided by financing activities                  190,000     30,000
                                                            -------     ------

 NET DECREASE IN CASH                                         1,837        109

 CASH AT BEGINNING OF YEAR                                      109          -
                                                                ---          -

 CASH AT END OF YEAR                                         $1,946       $109
                                                            =======      =====

 See accompanying notes.

                               XYROS SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


1        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Xyros Systems, Inc. (the "Company") was incorporated in the State of Maryland on July 27, 1997. The Company designs and develops products which permit remote monitoring and storage of video.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from the estimates that were used.

Revenue Recognition

The Company recognizes revenue and the related cost of goods sold upon shipment of the product.

Inventories

Inventories consist of parts and other materials and are stated at the lower of cost or market. Cost is determined by the first-in first-out method.

Property and Equipment

Property and equipment is recorded at cost and depreciated over their useful lives, using the straight- line method. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the results of operations. The useful lives of property and equipment for purposes of computing depreciation is 5 years.

Income Taxes

Deferred income taxes are recorded under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences, measured by enacted tax rates, attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry-forwards. Valuation allowances are recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

2        NOTE PAYABLE - BANK

The Company has a demand note payable with a commercial bank having an outstanding balance of $65,000 at December 31, 1998. The note bears interest equivalent to the prime rate plus 2% per annum payable monthly and is personally guaranteed by the Company's stockholders.

3        NOTES PAYABLE - STOCKHOLDERS

The Company has notes payable with its stockholders in the aggregate amount of $155,000 as of December 31, 1998. The notes carry an annual interest rate of 10% with interest payable monthly and are due December 31, 1999.

4        INCOME TAXES

The components of the deferred income taxes as of December 31, 1998 consist of the following:

   Effect of net operating loss carry-forward      $70,010
   Less valuation allowance                        (70,010)
   Net  deferred  tax asset  (liability)           $ --

The Company has recorded a valuation allowance in an amount equal to the deferred tax asset resulting from its net operating loss carry-forward.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24  Indemnification of Directors and Officers.

         The Florida Business Combinations Act (FBCA) authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Florida law does not provide for indemnification for (i) an act or omission that involves intentional misconduct or a knowing violation of a law, or (ii) payment of improper distributions. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the FBCA require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation.

         A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the director or officer and incurred by the director or officer in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the FBCA.

         Our Articles of Incorporation provide for the indemnification of directors and executive officers to the maximum extent permitted by Florida law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that would result in a claim for such indemnification.

Item 25.  Other Expenses of Issuance and Distribution.

         The following table sets forth the various estimated expenses to be incurred by us in connection with the registration of the securities being registered hereby, all of which will be borne by us except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting or tax services or any other expenses incurred by the selling stockholder in disposing of the shares (other than the reasonable fees and expenses of the selling stockholder's counsel).

           SEC Registration Fee               $   487.16
           Accounting fees and expenses       $   750.00
           Legal fees and expenses            $20,000.00
           Printing fees                      $     0.00
           Transfer agent fees                $     0.00
           Miscellaneous                      $     0.00
                                              ----------
           TOTAL                              $21,237.16

Item 26.  Recent Sales of Unregistered Securities

1998
----

(1) On September 30, 1998, we forward split its common stock 2-to-1, thereby increasing the outstanding common stock from 1,000,000 shares to 2,000,000 shares. On September 30, 1998, we entered into a plan of merger to acquire RealView Systems, a Colorado corporation owned by Gunther Than, our President and CEO, by issuing 2,000,000 shares to the stockholders of RealView Systems. On October 28, 1998, we acquired by merger all of the stock of RealView Systems in exchange for their shares of RealView Systems common stock. The shares were issued under Section 4(2) of the Securities Act and Rule 506. The purchasers were accredited investors and all the other conditions of Rule 506 were satisfied.

(2) On November 16, 1998, we commenced an offering of common stock at a price of $1.50 per share under Rule 504 of Regulation D promulgated under the Securities Act of 1933. Investors in this offering were provided with a private placement memorandum and each investor executed a subscription agreement, representing, among other things, that the shares were being acquired for investment for their own accounts, and not with a view toward distribution or resale. The offering was made to accredited investors, within the meaning of Rule 501 of Regulation D, with the exception of one non-accredited investor, Marilyn King, a Florida resident who had a preexisting business relationship with us and by reason of her business and financial experience, understood the risks of her investment. The offering was open from November 16, 1998, to February 8, 1999.

         In total, we offered and sold 666,667 shares as part of this offering, for a total consideration of $1,000,000. Three of the investors in this offering, Martin Maassen, Michael Bagnoli and David Barbara, subsequently became part of our board of directors.

1999
----

(1) On February 25, 1999, we acquired all of the issued and outstanding shares of Xyros Systems, Inc., a Maryland corporation, through a share exchange whereby we issued 150,000 of our non-registered, restricted stock to the former stockholders of Xyros in exchange for all of their shares. The former stockholders of Xyros were all Maryland residents.

         The shares were sold only to accredited investors or sophisticated investors and the other conditions of Rule 506 were satisfied. The shares were exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act of 1933. Subsequent to the acquisition, we employed Vincent DeCampo, Thomas
G. Weiss and David C. Bruggeman.

(2) On April 7, 1999, our Board of Directors adopted the View Systems, Inc. 1999 Restricted Share Plan, which Plan, and the agreements under the Plan, were subsequently ratified at a special meeting of stockholders held on August 27, 1999. The Plan provides for the issuance of incentive and compensation shares of common stock to our key employees. From April 7, 1999, to July 20, 1999, we issued 706,000 shares under the plan. In addition to being non-registered, restricted shares pursuant to Rule 144 of the Securities Act of 1933, the shares issued under the plan also contained contractual restrictions, which provided that the shares vested over time according to a schedule set forth in the agreement entered into pursuant to the plan. As of October 1, 1999, 526,000 shares had fully vested under the plan and were freely transferable, to the extent transferable under the Securities laws.

         These shares were issued under Rule 701 promulgated under the Securities Act of 1933. The shares were issued as compensation and were valued at $.50 per share on our financial statements. Gunther Than and Andrew Jiranek were the only executive officers receiving shares under the plan.

(3) On May 25, 1999, we acquired all of the stock of ETMC in exchange for the issuance of 250,000 shares of restricted common stock to Lawrence Seiler and cash payments to Lawrence Seiler and/or guaranties of cash payments for the benefit of Larry Seiler. On July 29, 1999, we issued 170,000 shares of restricted common stock in exchange for the cancellation of indebtedness it owed to or for the benefit of Lawrence Seiler. In connection with this issuance, we agreed to register at its expense 100,000 of these shares. Each share issued on July 29, 1999, canceled $2.00 worth of indebtedness. These shares were exempt from registration under Rule 506. Lawrence Seiler is a Maryland resident and a Sales Manager of ETMC. Mr. Seiler is an accredited investor and all the other conditions of Rule 506 were satisfied.

(4) On June 17, 1999, in connection with a consulting engagement agreement, we granted to Columbia Financial Group, LLC 200,000 shares of our common stock and five year warrants to purchase a total of 400,000 shares of our common stock at $2.00 per share. The shares of common stock that can be obtained upon exercise of the warrants carry registration rights. Columbia Financial Group, LLC, provides investment relations services, including direct investor relations and broker-dealer relations services, public relations services, publishing services, advertising services and fulfillment services. Its securities were exempt from registration under Section 4(2) of the Securities Act of 1933 and Rule 506. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.

(5) On July 2, 1999, we issued 250,000 shares of restricted common stock and options to purchase 250,000 shares at an exercise price of $2.00 per share to Gunther Than, President, CEO and a Director in connection with the acquisition of ETMC. Mr. Than acquired this stock pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.

(6) On July 2, 1999, we issued 13,333 shares to Leokadia Than because she exchanged a RealView Systems stock certificate in the amount of 10,000 shares that she had obtained from Keith Bosworth, a former stockholder of RealView Systems. We had agreed to exchange 1.33 of its shares of common stock in exchange for every share of stock of RealView Systems. Ms. Than acquired this stock pursuant to Rule 506 promulgated under the Securities Act of 1933. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.

(7) On July 19, 1999, we issued 300,000 shares of common stock to Gunther Than as consideration under an executive employment agreement he entered into with us, in which he agreed to a restrictive, non-compete, non-solicit covenant running to our benefit. These shares of restrictive common stock were issued under Section 4(2) of the Securities Act of 1933 and Rule 506. These shares were issued as compensation and were valued at $.50 per share.

(8) On August 2, 1999, we commenced an offering under Rule 506 of Regulation D promulgated under the Securities Act of 1933. Investors in this offering were provided with a private placement memorandum and each investor executed a subscription agreement, representing, among other things, that the shares were being acquired as an investment for their own accounts, and not with an eye toward distribution or resale. The offering was made to Accredited Investors, within the meaning of Rule 501 of Regulation D. From August 2, 1999, to August 18, 1999, when we closed the offering.

(9) On October 29, 1999, we issued 100,000 shares to two accredited Maryland resident investors who are working for Columbia Financial Group, LLC, our investment relations firm. These investors, Jim Price and Tim Rieu, purchased 50,000 shares each for $1.00 per share and executed subscription agreements. As condition of their subscription for shares, we agreed to register their shares in our next registered offering under the Securities Act of 1933. These securities were issued under Section 4(2) of the Securities Act of 1933 and Rule
506. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.

(10) Also, on October 29, 1999, we agreed to issue 200,000 shares to Leokadia Than in exchange for satisfaction of loan indebtedness of $210,000 ($177,000 in principal loans, plus $33,000 in accrued interest). As part of Leokadia Than's subscription agreement, we agreed to register 50,000 shares in our next registered offering under the Securities Act of 1933. These securities were issued under Section 4(2) of the Securities Act of 1933 and Rule 506. The purchaser is an accredited investor and all the other conditions of Rule 506 were satisfied.

(11) On November 11, 1999, we commenced an offering of securities under Rule 506 of Regulation D of the Securities Act of 1933. Each investor was given a private placement memorandum prior to acceptance of any subscription in the offering and each executed a subscription agreement, representing, among other things, that the shares are being acquired for investment purposes only. We sold 285,727 shares at a price of $1.75 per share, for total sales proceeds of $500,026 to us. As a condition of investment in this offering, we agreed to register the shares purchased by investors in our next registered offering under the Securities Act of 1933. We believed that each investor was capable of evaluating the merits and risks of investment immediately prior to making such sale. All of the other conditions of Rule 506 were met. We closed this offering on January 8, 2000.

(12) On December 9, 1999, in connection with 2 consulting agreements, we granted 5 year warrants to purchase shares of our common stock at $2.00 per share. The warrants were granted to Tom Cloutier, a California resident (44,000 shares), and Guy Parr, a Maryland resident (10,000 shares) and carried registration rights. The shares were issued under Section 4(2) of the Securities Act of 1933 and Rule 506. Tom Clothier is a sophisticated investor who has been working substantially for us since November, 1998, and Guy Parr is an accredited investor.

2000
----

(1) On February 18, 2000, we sold to Rubin Investment Group, an accredited investor a total of 800,000 shares and warrants to acquire an aggregate of up to 2,500,000 shares, of which 1,500,000 expire on the later of August 31, 2000 or the 30th day following the effective date of a registration statement covering the sale of the underlying shares and 1,000,000 expire in three years from the date of the purchase. We agreed to register the shares and the shares received upon warrant exercises. Rubin Investment Group purchased its shares in an offering conducted under Section 4(2) and Rule 506 of the Securities Act of 1933. During April and May, 2000, Rubin Investment Group partially exercised the warrants to the extent of providing us with cash and property with a value of $230,000 and receiving

265,000 shares of our common stock. We modified these agreements of May 22, 2000, to permit Rubin Investment Group to acquire 200,000 shares for $100,000.

(2) In July, 2000, we entered into a consulting agreement with Magnum Financial Group, LLC, an accredited investor, in which we agreed to pay $5,000.00 per month for six months, 25,000 shares of common stock and five year warrants exercisable immediately to purchase 200,000 shares at exercise prices of $1.25 for 100,000 shares, $1.75 for 50,000 shares and $2.25 for 50,000 shares in exchange for investor and public relations services. We also agreed to register for resale at our expense the shares of common stock underlying the warrants. These securities were exempt from registration under Section 4(2)and Rule 506 under Regulation D of the Securities Act.

(3) In September, 2000, we entered into a consulting agreement with Columbia Financial Group, LLC, an accredited investor, pursuant to which we agreed to issue three year warrants to purchase 500,000 shares at an exercise price of $1.00 per share in exchange for investor and public relation services. The warrants were exempt from registration under Section 4(2) and Rule 506 under Regulation D of the Securities Act. This registration statement includes the 500,000 shares underlying warrants.

(4) In October, 2000 we entered into a consulting agreement with John Clayton, an accredited investor, pursuant to which we agreed to issue 500,000 shares of our common stock in consideration for certain business consulting and corporate development services. The shares were exempt from registration under Section 4(2) of the Securities Act and Rule 506 under Regulation D of the Securities Act. This registration statement includes the 50,000 shares underlying warrants.

(5) In October 2000, we commenced an offering of securities in private placements pursuant to which we issued 443,000 shares of our common stock at prices ranging from $.25 to $.50 from October to December, 2000 to eight persons, all of whom were accredited investors, in which we raised $90,000. The shares were exempt from registration under Section 4(2) of the Securities Act and Rule 506 under Regulation D of the Securities Act.

(6) In December, 2000, we agreed to sell to each of Mid-West First National, Inc. and Pacific First National, Inc., accredited investors, in a private placement 1,000,000 Units at a price of $.40 per Unit. Each Unit consists of one share of common stock and a five year warrant to purchase an additional share of common at an exercise price of $.50 per share. In connection with the sale of the shares, the purchaser agreed to provide certain financial consulting service and we agreed to grant them certain rights of first refusal with respect to future public offerings. This registration statement includes the 1,000,000 shares acquired by each of the above purchases. These securities were exempt from registration under Section 4(2) of the Securities Act and Rule 506 under Regulation D of the Securities Act.



                                    EXHIBITS

A.       INDEX OF EXHIBITS
2.1    View Systems, Inc. Board of Directors Resolutions approving Acquisition Agreement and Plan of  Reorganization  With  RealView
       Systems, Inc; Resolution  of  stockholders  and Board of Directors of Real View Systems, Inc. approving Acquisition Agreement and Plan of Reorganization With Real View Systems, Inc. (1)
2.2    View Systems, Inc. Acquisition Agreement and Plan of Reorganization with Xyros Systems, Inc. (1)
2.3    View Systems, Inc. Acquisition Agreement and Plan of Reorganization with ETMC(1)
2.4    Letter of Intent to Form Joint Venture Corporation Between NetServ Caribbean, Ltd. and View Systems, Inc. (1)
3.1    Articles of Incorporation and all Articles of Amendment of View Systems, Inc. (1)
3.2    By-Laws of View Systems, Inc. (1)
5.1    Consent of Counsel Regarding Legality.
10.1   Form of Subscription Agreement For 8/8/99 Rule 505 (Amended to Be Rule 506) Offering and Terms of Offering Pages From Private
       Placement Memorandum, Dated August 8, 1999, Describing Rights of Subscribers. (1)
10.2   Form of Subscription Agreement For 11/11/99 Rule 506 Offering and Terms of Offering Pages From Private Placement Memorandum,
       Dated November 11, 1999, Describing Rights of Subscribers. (1)
10.3   Subscription Agreement Between View Systems, Inc. and Lawrence Seiler  for  170,000  Shares, Granting  Registration Rights to
       100,000 Shares. (1)
10.4   Lock-Up Agreement With Lawrence Seiler.(1)
10.5   Subscription Agreement Between View Systems, Inc. and Leokadia Than. (1)
10.6   Form of Subscription Agreement Between View Systems, Inc. and Jim Price and Tim Rieu. (1)
10.7   Subscription  and  Investment  Representation  Agreement  between  View  Systems,  Inc.  and  Rubin  Investment  Group, dated
       February 18, 2000. (2)
10.8   First Common Stock Purchase Warrant between View Systems, Inc. and Rubin Investment Group, dated February 18, 2000. (2)
10.9   Second Common Stock Purchase Warrant between View Systems, Inc. and Rubin Investment Group, dated February 18, 2000. (2)
10.10  Registration Rights Agreement between View Systems, Inc. and Rubin Investment Group, dated February 18, 2000. (2)
10.11  Non-qualified Stock Option Agreement with Richard W. Gray. (6)
10.12  Amendment  to  First  Purchase  Common  Stock  Warrant, Dated February 18,2000, Second Purchase Common Stock  Warrant,  Dated
       February 18, 2000, and Subscription and Investment Agreement, Dated  February  18,  2000,  Between  View  Systems  and  Rubin
       Investment Group. (7)
10.13  View Systems, Inc. 2000 Restricted Share Plan (8)
10.14  Second Amendment to First Purchase Common Stock Warrant, Dated February 18, 2000, Second Purchase Common Stock Warrant, Dated
       February 18, 2000, and Subscription and Investment Agreement,  Dated  February 18,  2000,  Between  View  Systems  and  Rubin
       Investment Group. (9)



10.15  View Systems, Inc. Employment Agreement with Gunther Than. (1)
10.16  View Systems, Inc. Employment Agreement with Andrew L. Jiranek. (1)
10.17  View Systems, Inc. Engagement Agreement with Bruce Lesniak. (1)
10.18  View Systems, Inc. Employment Agreement with David Bruggeman. (1)
10.19  Eastern Tech Mfg. Corp. Employment Agreement with John Curran. (1)
10.20  Lease Agreement Between View Systems, Inc. and Lawrence Seiler. (1)
10.21  Stock Redemption Agreement, dated May 27, 1999, Between View Systems, Inc. and Gunther Than. (1)
10.22  Stock Redemption Agreement, dated September 30, 1999, Between View Systems, Inc. and Gunther Than. (1)
10.23  View Systems, Inc. 1999 Restricted Share Plan. (1)
10.24  Restricted Share Agreement with Bruce Lesniak (Lesniak & Associates). (1)
10.25  Restricted Share Agreement with John Curran. (1)
10.26  Restricted Share Agreement with David Bruggeman. (1)
10.27  Restricted Share Agreement with Gunther Than. (1)
10.28  Restricted Share Agreement with Andrew Jiranek. (1)
10.29  Restricted Share Agreement with Linda Than. (1)
10.30  View Systems, Inc. 1999 Employee Stock Option Plan. (1)
10.31  Non-qualified Stock Option Agreement with Gunther Than. (1)
10.32  Non-qualified Stock Option Agreement with Andrew Jiranek. (1)
10.33  Qualified Stock Option Agreement with Gunther Than. (1)
10.34  Qualified Stock Option Agreement with Andrew Jiranek. (1)
10.35  Promissory Notes from Xyros Systems, Inc. to Ken Weiss. (1)
10.36  Promissory Notes from Xyros Systems, Inc. to Hal Peterson. (1)
10.37  Loan Agreement Between Xyros Systems, Inc. and Columbia Bank. (1)
10.38  Letter From Columbia Bank Extending Term of Loan. (1)
10.39  License and Distribution Agreement with Visionics Corporation. (5)
10.40  License and Distribution Agreement with Lead Technologies, Inc. for Video OCR Software. (3)
10.41  License and Distribution Agreement with Anasoft Systems for Microsoft Operating System Software. (3)
10.42  License and Distribution Agreement with Aware, Inc. for Compression Software. (3)
10.43  Typical Non-Exclusive Reseller Agreement. (5)
10.44  Schedule of Contracted Resellers. (5)
10.45  Agreement between View Systems, Inc. and Magnum Financial Services, Inc., dated February 27, 2000. (5)
10.46  View Systems, Inc. Employment Agreement with Keith Company. (5)
16.1   Letter From Katz, Abosch, Windesheim, Gershman & Freedman, P.A. to View Systems, Inc., dated April 11, 2000. (4)
21.1   Subsidiaries of Registrant. (1)
23.1   Consent of Davis, Sita & Company.*
23.2   Consent of Stegman & Company.*
23.3   Consent of Stegman & Company.*
99.1   Consulting  Agreement  with Columbia Financial Group, LLC Granting Warrants and Stock and Granting Piggyback Registration
       Rights. (1)
99.2   Consulting Agreement with Tom Cloutier Granting Warrants and Registration Rights. (1)
99.3   Consulting Agreement with Guy Parr Granting Warrants and Registration Rights. (1)
99.4   Form of Stock Certificate. (1)
99.5   Consulting Agreement with Magnum Worldwide Investments, Ltd. (1)

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99.6   Consulting Agreement with Mid-West First National, Inc.*
99.7   Consulting Agreement with Pacific First National, Corp.*
99.8   Consulting Agreement with Columbia Financial Group, LLC*
99.9   Consulting Agreement with John Clayton*
99.10  Consulting Agreement with Magnum Financial Group, LLC*
------------------------------------------

(1)      Incorporated By Reference from Registrant's Registration Statement on Form SB-2 Filed With the Commission On
         January 11, 2000
(2)      Incorporated By Reference From Registrant's Report on Form 8K, dated February 19, 2000.
(3)      Incorporated By Reference From Registrant's Report on Form 10KSB, Dated March 30, 2000.
(4)      Incorporated By Reference From Registrant's Report on Form 8K, Dated April 13, 2000.
(5)      Incorporated By Reference From Registrant's Statement on Form SB-2/A, Dated April 27, 2000.
(6)      Incorporated By Reference From Registrant's Form 10 QSB, Dated May 15,2000.
(7)      Incorporated by Reference to Registrant's Registration Statement on Form SB-2/A, dated June 7, 2000
(8)      Incorporated By Reference to Registrant's Definitive Proxy Statement On Schedule 14A, dated May 3, 2000
(9)      Incorporated by reference to Registrant's Statement on Form SB 2/A, dated July 20, 2000
*attached to registration statement


Item 28. Undertakings.

            The undersigned Registrant hereby undertakes:

               (1) To file with the SEC, during any period in which offers or sales are being made in reliance on Rule 415 of the Securities Act, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in such  prospectus any facts or events that exist which, individually or together, represent a fundamental change in the information contained in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii)To include any material information with respect to the plan of distribution.

               (2) For purposes of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities offered and the offering of such securities at that time to be the initial bona fide offering.

               (3)  To  file  a   post-effective   amendment   to  remove   from
                    registration any of the securities being registered which remain unsold at the termination of the offering.

            For determining any liability under the Securities Act, the Registrant hereby undertakes: (1) to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the

SEC declared it effective; and (2) to treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering of the securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

         In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of a filing on Form SB-2 and authorized this registration statement to be signed on behalf of the undersigned in the City of Columbia Maryland, on February 8, 2001.

                                       VIEW SYSTEMS, INC.


                                       By:  /s/ Gunther Than
                                           ________________________________
                                           Gunther Than, President,
                                           Chief Executive Officer and Director


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                          TITLE                             DATE

                          President,
/s/ Gunther Than          Chief Executive Officer
___________________       and Director                        February 8, 2001
Gunther Than


/s/ Martin Maassen        Chairman of the Board               February 8, 2001
___________________
Martin Maassen


/s/ Michael Bagnoli       Director                            February 8, 2001
___________________
Michael Bagnoli




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